Exhibit 10.3

AIRPORT USE AND LEASE AGREEMENT

BETWEEN

WAYNE COUNTY AIRPORT AUTHORITY

AND

NORTHWEST AIRLINES, INC.

DATED AS OF       , 2005

[McNamara Terminal Agreement]

TABLE OF CONTENTS

		Page(s)

ARTICLE I	Premises	2

A.	Use of Airport	2
B.	Lease of Space	7
	1. Preferential Use Premises	7
	2. Shared Use Premises	14
C.	Public Space	14
D.	Parking Space	14
E.	Right of Ingress and Egress	15
F.	Fuel	15

ARTICLE II	Term	16

ARTICLE III	Rentals, Fees and Charges	16

A.	Cost Centers	17
B.	Allocation Methodology	17
C.	Terminal Rentals	17
	1. South Terminal Rentals	17
	2. North Terminal Rentals	19
D.	Terminal Use Charges for Shared Use Premises	20
E.	Activity Fees	22
F.	International Facilities Use Fees – FIS Facilities	24
G.	Continuing Rental Obligation	24
H.	Payment of Terminal Charges and Activity Fees	26
	1. Information on Signatory Airlines’ Operations	26
	2. Projection of Rentals and Activity Fees	28
	3. Payment of Terminal Charges and Activity Fees	29
	4. Adjustment of Terminal Charges and Activity Fees	30
	5. Preliminary Annual Settlement and Final Audit	30
I.	Supplemental Capital Cost Payments	33

ARTICLE IV	Lessor Covenants; Capital Expenditures	34

ARTICLE V	Construction, Maintenance and Repair by Lessee	37

ARTICLE VI	Right of Entry by Lessor	39

ARTICLE VII	Maintenance, Operation and Repair by Lessor	40

ARTICLE VIII	Utility Services	44

i

ARTICLE XXIX	Paragraph Headings	71

ARTICLE XXX	Invalid Provision	72

ARTICLE XXXI	Successors and Assigns Bound by Covenants	72

ARTICLE XXXII	Right to Lease to United States Government	72

ARTICLE XXXIII	Covenants Against Discrimination	73

A.	Covenant Pursuant to Requirements of the
	Department of Transportation	73
B.	Employment	73
C.	Affirmative Action Program	74
D.	Disadvantaged Business Enterprise	74
	1. Policy	74
	2. DBE Obligation	75

ARTICLE XXXIV	Conformity of Agreement	75

EXHIBITS

Exhibit A	—	Airport

Exhibit B	—	[Intentionally omitted]

Exhibit C	—	Lessee’s Preferential South Terminal Space and Shared Use South Terminal Space

Exhibit D	—	Priorities for Use of International Gates

Exhibit E	—	Allocation of O&M Expenses and Bond Debt Service

Exhibit F	—	Airport Parcels to be Sold

Exhibit G	—	[Intentionally omitted]

Exhibit H	—	Required Use of PFCs

Exhibit I	—	Facilities Use Fees

Exhibit J	—	Terminal Cost Centers

AIRPORT USE AND LEASE AGREEMENT

This AIRPORT USE AND LEASE AGREEMENT (this “Agreement”) made and entered into this        day of          , 2005, by and between the WAYNE COUNTY AIRPORT AUTHORITY, a Michigan public body corporate, with principal offices located at the Detroit Metropolitan Wayne County Airport, hereinafter referred to as “Lessor”, and NORTHWEST AIRLINES, INC., a Minnesota corporation, with principal offices located at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, hereinafter referred to as “Lessee”.  Unless defined elsewhere in this Agreement, capitalized terms shall have the meanings set forth in Article XXVIII hereof.

Witnesseth:

WHEREAS, pursuant to the provisions of the Aeronautics Code of the State of Michigan, Lessor, as successor in interest to the Charter County of Wayne, Michigan (the “County”), operates and maintains the Detroit Metropolitan Wayne County Airport (the “Airport”), said airport being more fully described in Exhibit A attached hereto and hereby made a part hereof, with the power to lease premises and facilities and to grant rights with respect thereto; and

WHEREAS, Lessee is engaged in the Air Transportation business; and

WHEREAS, Lessor, as successor in interest to the County, and Lessee are parties to an Airport Use and Lease Agreement dated as of June 21, 2002 (the “2002 Airport Agreement”), pursuant to which the County leased to Lessee certain premises, facilities, rights, licenses, services and privileges with and on the Airport; and

WHEREAS, Lessor and Lessee desire to amend certain provisions of the 2002 Airport Agreement by entering into this Agreement, which, upon approval by Lessor’s

Board and execution by Lessor’s Chief Executive Officer and a duly authorized officer of Lessee, shall supersede in all respects and replace the 2002 Airport Agreement;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, and other valuable considerations, as of the effectiveness of this Agreement Lessor does hereby grant, demise and let unto Lessee and Lessee does hereby hire and take from Lessor, certain premises and facilities, rights, licenses, services and privileges hereinafter described in connection with and upon the Airport.

ARTICLE I

PREMISES

A.            USE OF AIRPORT: In common with others so authorized, Lessee shall have the use of the common areas of the Airport and its appurtenances, together with all facilities, equipment, improvements and services which have been, or may hereafter be, provided at or in connection with the Airport from time to time, including, without limiting the generality hereof and subject to the rules and regulations of Lessor promulgated in accordance with Article XI hereof, the landing field and any extensions thereof or additions thereto, passenger and cargo ramp areas and facilities, aircraft parking areas and facilities, roadways, runways, aprons, taxiways, sewage and water facilities, floodlights, landing lights, beacons, control tower, signals, radio aids, and all other conveniences for flying, landings and take-offs of aircraft of Lessee, which use, without limiting the generality hereof, shall include:

1.             The right to operate thereat and therefrom a transportation system by aircraft for the carriage of persons, property, cargo and mail;

2.             The right to repair, maintain, condition, service, test, park or store aircraft or other equipment of Lessee, or of any other scheduled air transportation company, or aircraft of the U.S. Armed Forces or the FAA within such areas as are designated by Lessor; provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit Lessee to perform such functions as an incident to its conduct of Air Transportation;

3.             The right to train, subject to rules and regulations as promulgated under Article XI hereof, on the Airport, personnel in the employ of or to be employed by Lessee or any scheduled air transportation company, or of the U.S. Armed Forces, or of the FAA, provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit Lessee to perform such functions as an incident to its conduct of Air Transportation;

4.             The right to sell, dispose of or exchange Lessee’s aircraft, engines, accessories, supplies or other personal property; provided, that such right shall not be construed as authorizing the conduct of a separate business by Lessee, but shall permit such sales as an incident to its conduct of Air Transportation or accommodation to others engaged therein;

5.             The right, subject to the terms and conditions hereof, to purchase or otherwise obtain personal property of any nature (including aircraft, engines, accessories, gasoline, oil, greases, lubricants, other fuel or propellant, food, beverages, other equipment and supplies and any articles or goods) reasonably necessary or convenient for its operations, from any supplier of its choice;

6.             The right to service, by Lessee or others selected by Lessee, Lessee’s aircraft or other equipment by truck or otherwise, with gasoline, oil, greases, lubricants, or any other fuel or propellant or other supplies, required by Lessee; such right to include, without limiting the generality thereof, the right to install and maintain on the Airport, separately or in common with others, appropriate pipes (including a pipeline or lines between Lessee’s sources of supply and its storage facilities for gasoline, oil, greases, lubricants or other fuel or propellant and from such storage facilities to the point or points of servicing), pumps, motors, filters and other appurtenances incidental to the use thereof, either through construction and maintenance by Lessee or by a nominee of Lessee in accordance with plans and specifications therefor approved by Lessor; provided, however, that Lessor shall not be responsible for the cost of excavation, construction, installation and maintenance of any such storage facilities, pipes or pipelines, pumps, motors, filters or other appurtenances;

7.             The right to land, take-off, fly, taxi, tow, park, load, and unload Lessee’s aircraft and other equipment used in the operation of schedule, shuttle, courtesy, test, training, inspection, emergency, special, charter, sightseeing and other flights;

8.             The right to transfer, load and unload persons, cargo, property and mail to, from and at the Airport by such loading and unloading devices, motor cars, buses, trucks or other means of conveyance as Lessee may choose or require in the operation of its Air Transportation system; with the non-exclusive right to designate and enter into arrangements with any carrier or carriers of its choice to transport to and from the Airport, passengers and their baggage, cargo, property and mail carried or to be carried by air by Lessee provided that with respect to passengers, Lessee shall not enter into arrangements with a carrier for transportation to or from the Airport except for such period or periods during which there is no satisfactory ground transportation service provided by bus or limousine operator selected by the Lessor;

9.             The right to install, maintain and operate, without cost to Lessor, by Lessee alone, or in conjunction with any other air transportation companies who are lessees at the Airport, or through a nominee, communication systems between suitable locations in the aircraft loading areas and suitable locations in or about Lessee’s hangar, and between any or all of said locations and Lessee’s offices;

10.           The right to install, maintain and operate, without cost to Lessor, by Lessee alone, or in conjunction with any other air transportation companies that are lessees at the Airport, or through a nominee, suitable Lessee-owned aircraft air-conditioning equipment, including, but not limited to, trucks, or a suitable airplane air-conditioning system in the loading area.

11.           The right to provide in any hangar or other non-public space leased by Lessee without cost to Lessor, by Lessee alone, a subsidiary of Lessee or by contract with a supplier or caterer, foods and beverages for consumption by employees and occasional invitees of Lessee on such premises for business purposes.  Without limiting the generality of the foregoing, said right shall include the right to install, maintain, and operate, or cause to be installed, maintained and operated without cost to Lessor, in any hangar on premises leased to Lessee at the Airport, vending machines, a cafeteria, restaurant or other plant for the purpose of preparing, cooking, and dispensing of foods and beverages for consumption as aforesaid;

12.           The right to provide, without cost to Lessor, by Lessee alone, a subsidiary of Lessee, or by contract with a supplier or caterer of its choice, food and beverages for consumption on aircraft of Lessee; provided, however, that if Lessee shall purchase such foods and beverages by contract with a supplier or caterer other than an Airport food concessionaire, Lessee shall require such supplier or caterer, other than its wholly-owned subsidiary, to pay to Lessor the same percentage commission as would be paid to Lessor by an Airport food concessionaire;

13.           The right to install and operate, at Lessee’s expense, a reasonable number and type of company identification signs, subject to the right of Lessor to approve the same as to type and location;

14.           The right to install, maintain and operate, at Lessee’s expense, by Lessee alone, or in conjunction with any other air transportation companies who are lessees at the Airport, or through a nominee, such radio communications, meteorological and aerial navigation equipment and facilities in or on premises preferentially leased to Lessee, and, subject to the approval of Lessor’s Chief Executive Officer with respect to location of installation, elsewhere on the Airport as may be necessary or convenient in the opinion of Lessee for its operations; provided, however, that such approval shall not be withheld unless such installation, maintenance and operation at the location selected by Lessee shall interfere with the reasonable use of the Airport by other authorized persons;

15.           The right to conduct operations or activities other than those enumerated in Subparagraphs (1) to (14), inclusive, of this paragraph, reasonably related to the landing, taking off, flying, moving, loading, unloading, or servicing of aircraft which are reasonably necessary or convenient to the conduct by it of Air Transportation; provided, however, that all such other operations and activities shall be subject to the approval of Lessor.

B.            LEASE OF SPACE:

1.             PREFERENTIAL USE PREMISES.

(a)           Lessor hereby grants to Lessee, its employees, agents, guests, patrons and invitees, the preferential use of space, improvements and facilities in the South Terminal consisting of the Preferential South Terminal Space identified on Exhibit C attached hereto (hereinafter referred to as “Lessee’s Preferential South Terminal Space”).  Lessee shall have the right to permit its code share partners and commuter carriers to have access to Lessee’s Preferential South Terminal Space.  Exhibit C shall be amended, effective as of the Date of Beneficial Occupancy of all of Lessee’s Preferential South Terminal Space resulting from the McNamara Terminal Phase II Project, to include all of such space not then reflected on Exhibit C, which amendment may be entered into by the Chief Executive Officer of Lessor without further approvals of Lessor’s Board.

(b)           Lessee’s Preferential South Terminal Space shall be available to Lessee in accordance with the following preferential use provisions:

(i)            Lessee shall have priority in using such space, subject to the provisions of subsection (iii) below.  In addition, Lessor hereby grants to Lessee, and Lessee hereby accepts from Lessor, for so long as Lessee leases such space, the preferential right to use the aircraft parking positions adjacent to such space, as shown on Exhibit C, for the parking of aircraft and support vehicles and the loading and unloading of passengers and cargo.

(ii)           Lessor intends to maintain a policy of providing open access to the Airport and achieving a balanced utilization of Airport facilities.  To achieve that goal, Lessor reserves the right to require shared use of Preferential Use Premises as described in subsection (iii) below.

(iii)          (A)          If an airline, including any airline seeking to expand its service or an airline seeking entry into the Airport, is in need of space or facilities at the Airport, which need cannot be met by use of then unleased premises, if any, in the South Terminal or the North Terminal, Lessor shall direct such airline to request the use of leased space or facilities of all Signatory Airlines on a voluntary basis.  Lessee and the other Signatory Airlines shall make reasonable efforts to accommodate such requests in a timely manner from any Preferential Use Premises leased to them.

(B)           In the event (I) Lessor receives a written request from an airline requesting space or facilities of a type granted to Signatory Airlines on a preferential use basis, (II) the requesting airline demonstrates to Lessor that it has contacted all Signatory Airlines and has exhausted all reasonable efforts to find reasonable accommodation for its proposed operations and the space or facilities it needs, and (III) Lessor determines that (x) such requesting airline needs the requested space or facilities to accommodate passengers or aircraft and (y) Lessor cannot provide such space or facilities to such airline on a timely basis, then Lessor may grant such requesting airline the right of temporary or shared use of a designated portion of Lessee’s Preferential South Terminal Space, including, but not limited to, the use of passenger loading bridges and other appurtenant equipment which are reasonably necessary for the effective use of such space, whether owned by Lessee or Lessor, as well as the aircraft parking positions adjacent to such space, but excluding Lessee’s member-only airline clubs within Lessee’s Preferential South Terminal Space.

(C)           In the event Lessor determines that a requesting airline’s needs require granting such requesting airline the right to share or temporarily use Preferential Use Premises, Lessor shall serve written notice to all Signatory Airlines of that determination and notice of Lessor’s intention to make a further determination, in not less than 15 calendar days, as to how the requesting airline will be accommodated.

(D)          In accordance with the rules and priorities set forth in subparagraph (F) below, Lessor may grant the requesting airline the right of shared or temporary use of a designated portion of Lessee’s Preferential South Terminal Space (excluding Lessee’s member-only airline clubs), as well as rights of ingress and egress, the right to use the aircraft parking positions adjacent thereto and the right to use passenger loading bridges and other appurtenant equipment which are reasonably necessary for the effective use of such space, provided, that:

(I)            such proposed user provides Lessee with indemnification and proof of insurance satisfactory to Lessee; provided, however, that Lessee may not require any indemnification more favorable to it than that which Lessee provides to Lessor hereunder;

(II)           such proposed user agrees to pay Lessee the sum of the following:

(x)            an amount equal to a pro rata share of the sum of the terminal rentals and any other applicable payments, fees or taxes payable by

Lessee hereunder with respect to such areas during such shared or temporary use period as calculated herein; and

(y)           additional amounts sufficient to recover Lessee’s direct costs and operation and maintenance expenses, if any, of such shared or temporary use, including a reasonable allocation of any capital and equipment costs for property and equipment owned by Lessee;

(III)         such proposed user enters into a written agreement with Lessee therefor, which agreement shall not be inconsistent with the terms and conditions stated herein and shall be submitted to Lessor for written approval prior to the effective date thereof.

(E)           Lessee agrees to make reasonable efforts to facilitate the temporary or shared accommodation of the requesting airline’s scheduled operations, including the use of passenger loading bridges used or owned by Lessee and other portions of Lessee’s Preferential South Terminal Space (excluding Lessee’s member-only airline clubs) as may be reasonably necessary to accommodate the requesting airline in the event Lessor requires such use.  In the event that the requesting airline and Lessee are not able to agree to a form of written agreement pursuant to subparagraph (D)(III) above after reasonable efforts by both parties, Lessor shall have the right, after consultation with both parties, to set the final terms of such written agreement, which shall provide no less protection of Lessee’s interests than Lessee provides for Lessor’s interest hereunder, and be binding on both the requesting airline and Lessee.

(F)           In the event that, pursuant to subparagraph (B) above, Lessor determines that a requesting airline is in need of facilities to accommodate passengers or aircraft and such facilities should be made available from Preferential Use Premises, Lessor will follow the following rules and priorities in designating the specific premises for temporary or shared use by the requesting airline:

(I)            Preferential Use Premises shall be designated for temporary or shared use in the reverse order of the magnitude of the then present utilization by Signatory Airlines.

(II)           In assessing the degree of such utilization by Signatory Airlines, Lessor will consider all factors deemed relevant, which may include:  (u) the average number of flight arrivals and departures per aircraft parking position per day; (v) flight scheduling considerations; (w) potential labor conflicts; (x) the number, availability and type (e.g.

wide-body or narrow body) of aircraft parking position locations; (y) the preferences of the Signatory Airlines as to which of their specific premises are designated for temporary or shared use by the requesting airline and (z) other operational considerations.

(III)         In the event Lessee is required to share Lessee’s Preferential South Terminal Space, Lessee shall have priority in all aspects of usage of such shared premises over all other airlines; provided that Lessee shall not change its scheduling or ordinary course usage of such premises for the purpose of interfering with the usage of such premises by a requesting airline sharing such premises.

(G)           The foregoing provisions of this Article IB.1.(b)(iii) notwithstanding, Lessor may grant a requesting airline the right to temporarily use a designated portion of Lessee’s Preferential South Terminal Space (excluding Lessee’s member-only airline clubs) in non-recurring emergency or safety-related circumstances, so long as such use will not unreasonably adversely affect Lessee’s Air Transportation operations at the Airport.

(H)          During the use of Lessee’s Preferential South Terminal Space or other related facilities by other airlines scheduled by Lessor pursuant to this Article IB.1., Lessee shall not be held liable by Lessor with regard to any claim for damages or personal injury arising out of or in connection with such requesting airline’s use of Lessee’s Preferential South Terminal Space or other related facilities, unless caused by the negligence of Lessee, its employees or agents.

2.             SHARED USE PREMISES. Lessor hereby grants to Lessee, its employees, agents, guests, patrons and invitees, the shared use, along with all other air carriers operating Air Transportation businesses in the South Terminal to whom Lessor grants such shared use, of space, improvements and facilities in the South Terminal consisting of the Shared Use South Terminal Space identified on Exhibit C attached hereto.  That portion of the Shared Use South Terminal Space consisting of the international gates in the South Terminal, together with related holdrooms, jet bridges, ramp access and baggage facilities, shall be allocated for use by the users thereof in accordance with the priorities described in Exhibit D attached hereto.

C.            PUBLIC SPACE:  Lessee, its employees, passengers, guests, patrons and invitees, in common with others, shall have the use of all public space in the terminals at the Airport, and all additional public space which may thereafter be made available therein and in any additions thereto, including, without limiting the generality thereof, common areas for passenger movement, concessions areas, entrances, exits, lobbies, public waiting areas, public restrooms, hallways and other premises for other public and passenger convenience.

D.            PARKING SPACE:  Vehicular parking spaces shall be provided near the terminal from which Lessee is operating (adequate in Lessor’s judgment, considering the number of vehicles and traffic to be accommodated) for the use of Lessee, its employees, passengers and limousine operators, in common with any other scheduled air transportation companies, their employees, passengers and limousine operators.  Lessor or its concessionaires may make a reasonable charge to passengers for the use of the parking space provided for them, but no charges shall be made for use of such adequate parking spaces as are designated by Lessor for the respective use of Lessee’s employees or limousine operators.

E.             RIGHT OF INGRESS AND EGRESS:  Subject to the reasonable rules and regulations promulgated by Lessor in accordance with Article XI hereof, Lessee shall have the right and privilege over the Airport of ingress to and egress from the premises and facilities described in this Article I for its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service, its or their aircraft, equipment, vehicles, machinery and other property, and, except as herein otherwise specifically provided, no charges, fees or tolls of any nature, direct or indirect, shall be imposed by Lessor upon Lessee, its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service for such right of ingress and egress, or for the privilege of purchasing, selling or using any materials, or services purchased or otherwise obtained by Lessee, or for transporting, loading, unloading or handling persons, property, cargo or mail in connection with Lessee’s business or exercising any right or privilege granted by Lessor hereunder.  Nothing in this Article I shall limit Lessor’s right to impose, collect and use PFCs.

F.             FUEL:  Lessee shall have the right during the term of this Agreement to lease land in the common fuel storage area as shown in the Airport Master Plan, at a rental rate of not to exceed five cents ($.05) per square foot per year, together with the right to install thereon underground fuel storage tanks, pumps, piping, and appurtenances for the storage of aviation fuel; the location and amount of such land to be determined by written agreement of the parties hereto, a copy of which agreement, if entered into prior to the effective date of this Agreement, will be attached to this Agreement as an exhibit.

ARTICLE II

TERM

Lessee shall have full authority to use the premises and facilities and to exercise the rights, licenses and privileges set forth in Article I hereof for a term that began on February 26, 2002, and will end on September 30, 2032.

ARTICLE III

RENTALS, FEES AND CHARGES

Lessee agrees to pay to Lessor for the use of the premises, facilities, rights, licenses, services and privileges granted hereunder, the following rentals, fees and charges, all payable in monthly installments in accordance with paragraph H. below.  In the event that the commencement or termination of the term with respect to any of the particular premises, facilities, rights, licenses, services or privileges as herein provided falls on any date other than the first or last day of a calendar month, the applicable rentals, fees and charges for that month shall be paid for said month pro rata according to the number of days in that month during which the particular premises, facilities, rights, licenses, services or privileges were enjoyed.  No rentals, fees, charges or tolls imposed by Lessor other than those specifically provided in this Agreement are payable by Lessee for the use of or access to the Airport, provided that the foregoing shall not be construed to prohibit Lessor from imposing and collecting charges and fees from passengers for the use of the public auto parking areas on the Airport, from operators of ground transportation to, from and on the Airport or from any concessionaire at the Airport in accordance with the terms of a contract with Lessor for the operation of such concession; and provided, further, that Lessor reserves the right to impose and use PFCs; and provided, further, that the foregoing shall not preclude Lessor from imposing or levying any permit or license fee not inconsistent with the rights and privileges granted to Lessee hereunder.

A.            COST CENTERS:

Lessor will create the following cost centers at the beginning of Fiscal Year 2009, for the purpose of allocating the cost of operating, maintaining and developing the Airport among the users thereof:

1.             South Terminal Cost Center;

2.             North Terminal Cost Center; and

3.             Airport Cost Center.

B.            ALLOCATION METHODOLOGY:

Commencing in Fiscal Year 2009, Lessor shall maintain accurate records identifying O&M Expenses for each Fiscal Year and allocating O&M Expenses, Bond Debt Service and Other Available Moneys for each Fiscal Year between (i) the South Terminal Cost Center, (ii) the North Terminal Cost Center, and (iii) the Airport Cost Center.  Lessor will allocate O&M Expenses, Bond Debt Service and Other Available Moneys in accordance with Exhibit E attached hereto.

C.            TERMINAL RENTALS:

1.             SOUTH TERMINAL RENTALS.

(a)           Lessee’s Terminal Rentals for each Fiscal Year (or portion thereof on a pro rated basis) for its Preferential South Terminal Space shall be an aggregate amount equal to the product of the number of square feet of Lessee’s Preferential South Terminal Space, multiplied by the South Terminal Rental Rate for such Fiscal Year.

(b)           Until the Rental Rate Change Date, the South Terminal Rental Rate is as follows for the following Fiscal Years:

2005	$19.71
2006	19.71
2007	19.71
2008 and thereafter	20.04

(c)           Commencing with the Rental Rate Change Date, the South Terminal Rental Rate for each Fiscal Year shall be determined by dividing the Cost of the South Terminal for such Fiscal Year, calculated pursuant to subparagraph (d) below, by the sum of (i) the total number of square feet of Preferential South Terminal Space leased to all Signatory Airlines, and (ii) the total number of square feet of Shared Use South Terminal Space.

(d)           The Cost of the South Terminal for each Fiscal Year will be an amount equal to the sum of, for such Fiscal Year:

(i)            O&M Expenses allocated to the South Terminal Cost Center; and

(ii)           Bond Debt Service allocated to the South Terminal Cost Center;

minus, for such Fiscal Year:

(iii)          Other Available Moneys allocated to the South Terminal Cost Center and used by Lessor in such Fiscal Year to pay Bond Debt Service allocated to the South Terminal Cost Center;

(iv)          the total amount of South Terminal International Facilities Use Fees collected by Lessor for such Fiscal Year; and

(v)           the total amount of South Terminal Authority-Controlled Airline Space Revenue and South Terminal Rental Revenue for such Fiscal Year.

2.             NORTH TERMINAL RENTALS.

(a)           Commencing with the Rental Rate Change Date, Lessor shall charge each Signatory Airline leasing Preferential North Terminal Space, Terminal Rentals for each Fiscal Year (or portion thereof on a pro rated basis) for such space in an aggregate amount equal to the product of the number of square feet of such Signatory Airline’s Preferential North Terminal Space, multiplied by the North Terminal Rental Rate for such Fiscal Year.

(b)           Commencing with the Rental Rate Change Date, the North Terminal Rental Rate for each Fiscal Year shall be determined by dividing the Cost of the North Terminal for such Fiscal Year, calculated pursuant to subparagraph (c) below, by the sum of (i) the total number of square feet of Preferential North Terminal Space leased to all Signatory Airlines, and (ii) the total number of square feet of Shared Use North Terminal Space.

(c)           The Cost of the North Terminal for each Fiscal Year will be an amount equal to the sum of, for such Fiscal Year:

(i)            O&M Expenses allocated to the North Terminal Cost Center; and

(ii)           Bond Debt Service allocated to the North Terminal Cost Center;

minus, for such Fiscal Year:

(iii)          Other Available Moneys allocated to the North Terminal Cost Center and used by Lessor in such Fiscal Year to pay Bond Debt Service allocated to the North Terminal Cost Center;

(iv)          the total amount of North Terminal International Facilities Use Fees collected by Lessor for such Fiscal Year; and

(v)           the total amount of North Terminal Authority-Controlled Airline Space Revenues for such Fiscal Year and North Terminal Rental Revenue.

D.            TERMINAL USE CHARGES FOR SHARED USE PREMISES:

Lessee’s Terminal Use Charges for each Fiscal Year (or portion thereof on a pro rated basis) for the use of the Shared Use South Terminal Space shall be an aggregate amount equal to the sum of:

1.     (a)   the product of (i) the total number of square feet of Shared Use Domestic South Terminal Space multiplied by (ii) the South Terminal Rental Rate for such Fiscal Year (as set forth in Article III.C.1.(b) or as established pursuant to Article III.C.1.(c), as the case may be) times (b) a fraction the numerator of which is the number of Lessee’s domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines’ domestic deplaned passengers that used the Shared Use Domestic South Terminal Space during such Fiscal Year; plus

2.     (a)   the product of (i) the total number of square feet of Shared Use International South Terminal Space multiplied by (ii) the South Terminal Rental Rate for such Fiscal Year (as set forth in Article III.C.1.(b) or as established pursuant to Article III.C.1.(c), as the case may be) times (b) a fraction the numerator of which is the number of Lessee’s international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines’ international deplaned passengers that used the Shared Use International South Terminal Space during such Fiscal Year; plus

3.     (a)   the product of (i) the total number of square feet of Shared Use Swing South Terminal Space multiplied by (ii) the South Terminal Rental Rate for such Fiscal Year (as set forth in Article III.C.1.(b) or as established pursuant to Article III.C.1.(c), as the case may be) times (b) a fraction the numerator of which is the number of Lessee’s deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year, and the denominator of which is the total number of all Signatory Airlines’ deplaned passengers that used the Shared Use Swing South Terminal Space during such Fiscal Year.

E.             ACTIVITY FEES:

1.             For each Fiscal Year, Lessee’s Activity Fee for the landing of aircraft operated by Lessee shall be an amount equal to the product of the number of thousand pounds of Approved Maximum Landing Weight of aircraft landed by Lessee at the Airport in such Fiscal Year, multiplied by the Activity Fee Rate for such Fiscal Year.

2.             The Activity Fee Rate for each Fiscal Year shall be the quotient arrived at by dividing (a) the Revenue Requirement, as below defined, for such Fiscal Year by (b) the aggregate amount of Approved Maximum Landing Weight of aircraft, in units of one thousand pounds, of all Signatory Airlines, for such Fiscal Year.  The unit thus arrived at shall be the Activity Fee Rate per thousand pounds of Approved Maximum Landing Weight payable by Lessee to Lessor for such of Lessee’s aircraft, as have landed at the Airport during the Fiscal Year for which such calculation is made.  The Activity Fee as herein established shall not be subject to further adjustment except by agreement of the parties hereto, or as provided in Article III.H.

3.             The “Revenue Requirement” for any Fiscal Year as used herein shall mean that amount of Revenue required to produce total net Revenue equal to the sum of:

(a)           O&M Expenses for such Fiscal Year; plus

(b)           (i) one hundred twenty-five percent (125%) of the amount of principal and interest due (net of any capitalized interest) for such Fiscal Year on all then outstanding Bonds, less (ii) any unencumbered amounts on deposit in the Revenue Fund on the last day of the Fiscal Year preceding such Fiscal Year that are useable to satisfy the rate covenant requirements of any Bond Ordinance under which Bonds have been issued, and less (iii) Other Available Moneys used in such Fiscal Year to pay Bond Debt Service; plus

(c)           deposits into the Bond Reserve Account, the Junior Lien Bond Reserve Account, the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund required for such Fiscal Year pursuant to the provisions of all applicable Bond Ordinances; plus

(d)           an amount equal to $5 million (which amount has been and shall be escalated each Fiscal Year beginning in Fiscal Year 2002 to reflect percentage increases in the Producer Price Index during the most recently ended 12-month period for which such index is available); plus

(e)           $350,000;

minus

(f)            an amount equal to the sum of (i) all Terminal Charges collected by Lessor for such Fiscal Year (taking into account all end-of-year payments by the Signatory Airlines or end-of-year refunds by Lessor, as the case may be, pursuant to Article III.H.4. and Article III.H.5. below of Terminal Charges for such Fiscal Year), (ii) all International Facilities Use Fees collected by Lessor during such Fiscal Year, (iii) all Authority-Controlled Airline Space Revenue, North Terminal Rental Revenue and South Terminal Rental Revenue, (iv) all concession and parking revenue, and (v)

all other Revenue received (or receivable if Lessor is on an accrual accounting basis) during such Fiscal Year, except (A) up to but not exceeding $2.5 million of Revenue attributable to an automated vehicle identification program for the entire Airport, and (B) all proceeds received by Lessor from the sale of certain parcels of Airport property located on the West side of the airfield and shown on Exhibit F.

F.             INTERNATIONAL FACILITIES USE FEES – FIS FACILITIES:

Lessor will charge each air carrier operating at the Airport an International Facilities Use Fee per deplaned international passenger of such air carrier for the use of the FIS Facilities at the Airport.  The Facilities Use Fees will be charged in accordance with the schedule attached as Exhibit I.

G.            CONTINUING RENTAL OBLIGATION:

1.             Should any scheduled air carrier, including Lessee, having an agreement with Lessor (or with Lessor in its capacity as successor of the County) substantially similar to this Agreement, terminate its operations at the Airport by reason of the loss of its operating authority to serve the Detroit Metropolitan Area and exercise the right of cancellation provided for in such case in Article XV of such agreement, its continued obligation to pay to Lessor charges thereafter due under such agreement, including space rentals and Activity Fees, shall, subject to the provisions of the paragraph next following, thereupon terminate.  Payment of rentals and Activity Fees thereafter required shall be the responsibility of such of the other aforesaid scheduled air carriers which continue to provide air transportation service to the Detroit Metropolitan Area.

2.             Should (a) all such aforesaid air carriers lose their operating authority to serve the Detroit Metropolitan Area, or (b) should Lessor fail to maintain the necessary certifications required to permit scheduled air carrier operations at the Airport, and all of such air carriers exercise the right of cancellation provided for in either event in said Article XV, the obligation to pay such aforesaid charges shall terminate subject, however, to the following condition.  Until Fiscal Year 2009, upon such termination all such aforesaid carriers then operating at the Airport (including Lessee if such be the case) shall be obligated, to the extent hereinafter required, to pay annually, or in such installments as Lessor may require, an amount not in excess of three hundred percent (300%) of their respective annual rentals (calculated in the manner set forth in paragraph 2 immediately below) payable at that time for terminal building space at the Airport (whether leased under an Airport Agreement, or otherwise) for the purpose of providing funds to be applied to Bond Debt Service (exclusive of any additional coverage) on the then outstanding issues of Bonds.  Payments required of such carriers shall be assessed against each of them in a uniform manner per square foot leased and shall be diminished pro rata to the extent that Airport revenues or capital funds are realized from other sources and are available for application to the debt service on the said Bonds as provided for in Subparagraph 3 below.

3.             For the purpose of calculating payments which such carriers may be obligated to make, Lessor shall first determine the average annual rental rate per square foot paid for such terminal building space by all such carriers by dividing their total annual rentals for such space by the total square footage of the space.  The square footage leased by each carrier shall then be multiplied by such average rate in order to obtain an annual rental of each such carrier for the purpose of establishing the three hundred percent (300%) maximum annual limitation.

4.             In the event Lessor fails to maintain the necessary certifications required to permit scheduled air carrier operations at the Airport and thereafter operates at the Airport for other purposes, any revenues earned as a result shall, after providing for necessary operating and maintenance expenses, be first applied each year to such debt service requirements before requiring payments by the carriers pursuant to paragraph 1 above.  In the foregoing circumstances and as long as any of the aforesaid Bonds are outstanding, Lessor shall use its best efforts to operate or lease the Airport properties so as to produce sufficient revenues to satisfy the requirements of the aforesaid Bonds.  If under such circumstances the Airport properties or portion thereof are sold by Lessor, the proceeds of such sale(s) shall first be used (or set aside) and be applied to current and future debt service requirements or to retire the aforesaid Bonds before requiring payments by the carriers pursuant to subparagraph 1 above.

H.            PAYMENT OF TERMINAL CHARGES AND ACTIVITY FEES:

1.             INFORMATION ON SIGNATORY AIRLINES’ OPERATIONS.

(a)           Not earlier than 120 days nor later than 90 days prior to the last day of each Fiscal Year, each Signatory Airline shall furnish Lessor with an estimate for the next ensuing Fiscal Year of (i) the total Approved Maximum Landing Weight of all aircraft to be landed at the Airport by such Signatory Airline, (ii) the total number of such Signatory Airline’s domestic and international enplaned passengers, (iii) the number of domestic and the number of international deplaned passengers of such Signatory Airline that are estimated to use each of the Shared Use Domestic South Terminal Space, the Shared Use International South Terminal Space, the Shared Use Swing South Terminal Space, the Shared Use Domestic North Terminal Space, the Shared Use International North Terminal Space and the Shared Use Swing North Terminal Space, as the case may be, (iv) the total number of arriving and departing domestic and international flights of such Signatory Airline, and (v) in the case of Lessee only, the South Terminal O&M Expenses to be reimbursed to Lessee pursuant to Article VII.B.

(b)           No later than the 20th day of each calendar month, each Signatory Airline shall transmit to Lessor a report, certified by such Signatory Airline, setting forth (i) the actual number of such Signatory Airline’s enplaned passengers and the actual number of such Signatory Airline’s deplaned passengers for the preceding calendar month that used each of the Shared Use Domestic South Terminal Space, the Shared Use International South Terminal Space, the Shared Use Swing South Terminal Space, the Shared Use Domestic North Terminal Space, the Shared Use International North Terminal Space and the Shared Use Swing North Terminal Space, as the case may be, (ii) the actual aggregate Approved Maximum Landing Weight for all aircraft operated by such Signatory Airline and landed at the Airport during the preceding calendar month, (iii) the actual number of such Signatory Airline’s arriving and departing domestic and international flights for the preceding month, and (iv) in the case of Lessee only, the South Terminal O&M Expenses actually paid by Lessee pursuant to Article VII.B. for the preceding calendar month.

2.             PROJECTION OF RENTALS AND ACTIVITY FEES.

(a)           Not later than 60 days prior to the end of each Fiscal Year, Lessor shall furnish each Signatory Airline with a projection and estimated calculation for the next ensuing Fiscal Year pursuant to Article III.C., D. and E. (the “Projection”) of the South Terminal Rental Rate, the North Terminal Rental Rate, such Signatory Airline’s Terminal Charges, the Activity Fee Rate per thousand pounds of Approved Maximum Landing Weight and such Signatory Airline’s Activity Fees.  The Projection shall be based on Lessor’s estimates of O&M Expenses, Bond Debt Service, Other Available Moneys and Revenues for such Fiscal Year.  Such Projection will include Lessor’s proposed Airport budget (including all sources of revenue and all expenses) for the next ensuing Fiscal Year, together with other information relevant thereto reasonably requested by Lessee.

(b)           The projected South Terminal Rental Rate shall be calculated in accordance with the provisions of Article III.C.3., and shall be an amount equal to the result of such calculation, rounded up to the nearest dollar.

(c)           The projected North Terminal Rental Rate shall be calculated in accordance with the provisions of Article III.C.6., and shall be an amount equal to the result of such calculation, rounded up to the nearest dollar.

(d)           Lessor shall give due consideration to any suggestions and comments made by Lessee with respect to the Projection.  The Projection, as revised by Lessor after considering Lessee’s suggestions and comments, shall be the basis for computing the Signatory Airlines’ Terminal Charges and Activity Fees for the next ensuing Fiscal Year unless and until otherwise revised pursuant to paragraph 4 below.

3.             PAYMENT OF TERMINAL CHARGES AND ACTIVITY FEES.

(a)           Not later than the 20th day of each calendar month of each Fiscal Year, Lessee shall pay Lessor, without demand or invoice, an amount equal to (i) 1/12 of Lessee’s aggregate Terminal Charges for such Fiscal Year, computed in accordance with Article III.C and Article III.D, and based on the Projection, as such projection may have been revised pursuant to paragraph 4 below, plus (ii) Lessee’s aggregate Activity Fees for the preceding calendar month, calculated by multiplying the total Approved Maximum Landing Weight for aircraft landed by Lessee at the Airport during the preceding calendar month by the Activity Fee Rate for such Fiscal Year, computed in accordance with Article III.E., and based on the Projection, as such projection may have been revised pursuant to paragraph 4 below.

(b)           Lessee may net from the payments to be made to Lessor pursuant to paragraph (a) above the amount of South Terminal O&M Expenses actually paid by Lessee pursuant to Article VII.B. for the preceding calendar month.

4.             ADJUSTMENT OF TERMINAL CHARGES AND ACTIVITY FEES.  Not later than the 150th day of each Fiscal Year, Lessor shall furnish each Signatory Airline with a revised Projection (the “Mid-Year Projection”), which shall reflect the most recently available information with regard to the amounts actually incurred or realized during such Fiscal Year for Bond Debt Service, O&M Expenses and the Revenue Requirement, together with the most recently available information with regard to Terminal Charges, Activity Fees, Facilities Use Fees, Authority-Controlled Airline Space Revenues, North Terminal Rental Revenue and South Terminal Rental Revenue actually received by Lessor.  Lessor shall give due consideration to any suggestions and comments made by Lessee with respect to the Mid-Year Projection.  If the Mid-Year Projection, as revised by Lessor after considering Lessor’s suggestions and comments, indicates that aggregate payments of Terminal Charges and Activity Fees at the then-existing rates would result in an overpayment or underpayment of the aggregate amount required to be generated by Lessor through Activity Fees, Lessor shall revise the Projection and adjust the rates set forth therein for such Fiscal Year to conform to the Mid-Year Projection.

5.             PRELIMINARY ANNUAL SETTLEMENT AND FINAL AUDIT.

(a)           Within 60 days after the end of each Fiscal Year, Lessor will furnish each Signatory Airline with a preliminary report, containing a preliminary calculation, based on actual data, in accordance with this Agreement, of the South Terminal Rental Rate, the North Terminal Rental Rate and the Activity Fee Rate, and the Terminal Charges and Activity Fees estimated to be chargeable to such Signatory Airline for the preceding Fiscal Year, and setting forth the amount of Terminal Charges and Activity Fees actually paid by such Signatory Airline for such period.

(b)           If such report indicates that the aggregate of such rentals, fees and charges actually paid by Lessee were greater than the aggregate amounts chargeable to Lessee, then within 90 days after the end of such Fiscal Year Lessor shall refund, in cash, 80% of any such estimated excess to Lessee.  If such report indicates that the aggregate of such fees and charges paid by Lessee was less than the amounts chargeable to Lessee, then within 90 days after the end of such Fiscal Year Lessee shall pay to Lessor 80% of the amount of any such estimated deficiency.  Interest shall accrue at a rate of 7% per annum, and be payable by Lessee in cash, on any portion of any deficiency not paid by Lessee when due.  Interest shall accrue at a rate of 7% per annum, and be payable by Lessor in cash, on any portion of any excess not refunded to Lessee when due.

(c)           By the 180th day of each Fiscal Year, Lessor shall furnish to each Signatory Airline a copy of an annual audit report prepared by a nationally recognized accounting firm, covering the operation of the Airport for the preceding Fiscal Year (the “Final Audit”).  Lessor shall prepare a calculation, based on the Final Audit, in accordance with this Agreement, of all Terminal Charges and Activity Fees chargeable to Lessee for the preceding Fiscal Year, and setting forth the amounts actually paid by Lessee for such period, taking into account all payments and refunds pursuant to paragraph 5.(b) above.  If aggregate fees and charges actually paid by Lessee were greater than the aggregate amount chargeable to Lessee, then within 30 days after delivery of the Final Audit Lessor shall refund the amount of such overpayment to Lessee.  If aggregate fees or charges actually paid by Lessee were less than the aggregate amount chargeable to Lessee, then within 30 days after receipt of the Final Audit Lessee shall pay to Lessor the amount of any such deficiency.

(d)           The foregoing provisions of paragraphs 5.(b) and 5.(c) notwithstanding, for purposes of calculating the amount of end-of-year refunds by Lessor or end-of-year payments by the Signatory Airlines, as the case may be, for each Fiscal Year, (i) if the calculation of the South Terminal Rental Rate for such Fiscal Year would result in an increase or decrease to the projected South Terminal Rental Rate for such Fiscal Year of $1.00 or less, the South Terminal Rental Rate used for purposes of determination of such refunds or payments, as the case may be, shall be the projected South Terminal Rental Rate, and (ii) if the calculation of the North Terminal Rental Rate for such Fiscal Year would result in an increase or decrease to the projected North Terminal Rental Rate for such Fiscal Year of $1.00 or less, the North Terminal Rental Rate used for purposes of such refunds or payments, as the case may be, shall be the projected North Terminal Rental Rate.

(e)           The payment by Lessee of any fees and charges hereunder and the acceptance by Lessor thereof for any Fiscal Year shall not preclude either Lessee or Lessor from questioning, within a period of one (1) year from the date of receipt by Lessee of the Final Audit for such Fiscal Year, the accuracy of any report or statement on the basis of which such payment was made, or preclude Lessor from making any claim against Lessee for any additional amount payable by Lessee, or preclude Lessee from making any claim against Lessor for the return of any excess amount paid by Lessee.

I.              SUPPLEMENTAL CAPITAL COST PAYMENTS:  In addition to all other rentals and charges payable hereunder by Lessee, Lessee shall pay the following annual Bond Debt Service charges, which shall be billed on a monthly basis in advance each month, in respect of certain projects that were constructed for the benefit of Lessee in the Existing Terminal Facilities pursuant to that certain Airport Agreement dated February 26, 1959, as amended, to which Lessor and the County were at one time parties:

1.             $463,984.20 for the United Airlines relocation project;

2.             $12,015.00 for the Concourse G elevator project;

3.             $254,158.68 for the extension to Concourse C;

4.             $1,206,095.64 for the new Concourse G and related projects.

Lessee will pay the above annual Bond Debt Service on that portion of the Bonds issued by the County in 1996 and Bonds issued by Lessor in 2003 (which refunded Bonds issued by the County in 1993) even though the term of such debt service obligation extends beyond the term of the lease of such temporary facilities.  The foregoing notwithstanding, the parties acknowledge that the aforesaid amounts will be adjusted if and when the coverage requirements change and/or the Bonds to which such Bond Debt Service charges relate are refinanced or refunded.

ARTICLE IV

LESSOR COVENANTS; CAPITAL EXPENDITURES

A.            Lessor covenants:

1.             That it will provide efficient management and operation of the Airport on the basis of sound business principles and that it will not incur expense for Airport operation, maintenance and administration in excess of the amounts reasonably and necessarily required therefor.

2.             That it shall operate the Airport in a manner so as to produce revenues from concessionaires, tenants, and users of a nature and amount which would be produced by a reasonably prudent operator of an airport.

3.             That it will comply in all respects with the revenue retention requirement in § 511(a)(12) of the Airport and Airway Improvement Act of 1982, as amended, now codified at 49 U.S.C. § 47107(b).

4.             That it will utilize competitive bidding procedures for the award of all maintenance and operation contracts and construction contracts for the Airport.

5.             That all senior appointed Airport officials shall have professional qualifications commensurate with the responsibilities of the jobs to be performed by such officials.

6.             That it will take all necessary actions to assure that the personnel of Lessor, whose wages and benefits are included in O&M Expenses, are actually performing work for the Airport as represented by such inclusion.

7.             That it will operate Willow Run Airport only as a reliever airport for the Airport with no scheduled air carrier or public charter passenger service.

8.             That in each Fiscal Year it will use PFCs to pay PFC-eligible Bond Debt Service due during such Fiscal Year in accordance with the provisions of Exhibit H.

9.             That in each Fiscal Year it will make the following deposits into the following funds and accounts in addition to or in furtherance of those fund deposits required by any Bond Ordinance:

(a)              Three Hundred Fifty Thousand Dollars ($350,000) shall be deposited annually into the Authority Discretionary Fund;

(b)             Deposits shall be made into the Bond Reserve Account, the Junior Lien Bond Reserve Account, the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund pursuant to the provisions of applicable Bond Ordinances; and

(c)              (i) Amounts includible each Fiscal Year in the Revenue Requirement pursuant to item (d) of the definition thereof in Article IIIE.3, (ii) up to $2.5 million of revenue received by Lessor each Fiscal Year that is attributable to an automated vehicle identification program for the entire Airport, and (iii) any proceeds received by Lessor during such Fiscal Year from the sale of the Airport property shown on Exhibit F, shall be deposited into the Airport Development Fund, to be established and held by Lessor for the purposes described in Article IVD.2 below.

10.           That it will subject all sales by it of the Airport property shown on Exhibit F to noise easements in the form customarily used by Lessor as part of its noise mitigation program.

B.            Lessor may issue Bonds to finance the costs (including all reasonable costs incidental to the issuance and sale of such bonds) of capital projects and may include the Bond Debt Service (including, among other things, coverage requirements) on such Bonds in Lessee’s fees hereunder only after first receiving approval of a Weighted Majority for such capital projects.

C.            Lessor may assign, in accordance with any Bond Ordinance and the terms of this Agreement, certain of its interests in and pledge certain revenues and receipts of the Airport as security for payment of the principal of, premium, if any, and interest on Bonds.  Except as set forth in the preceding sentence and except for residential property acquired by the Airport pursuant to the Airport’s noise mitigation program, Lessor shall not pledge, sell, convey, mortgage, encumber, assign or otherwise transfer the Airport or any portion thereof during the term of this Agreement.

D.            The following limitations shall apply to expenditures from the below-described funds and accounts:

1.                                       Expenditures to be made from the Authority Discretionary Fund.  Lessor may make expenditures from the Authority Discretionary Fund without approval by the air carriers for any lawful Airport-system purpose, except that expenditures for Willow Run Airport shall only be made if Lessor is in compliance with its covenant in Article IV.A.7.

2.                                       Expenditures to be made from Airport Development Fund.  Lessor may make capital expenditures from the Airport Development Fund without approval by the air carriers for any lawful Airport-system related purpose, provided that Lessor shall not pledge the Airport Development Fund as security for any Bond or other debt of Lessor without approval of a Majority-in-Interest of the air carriers, and provided, further, that capital expenditures for Willow Run Airport shall only be made if Lessor is in compliance with its covenant in Article IV.A.7.

E.             In order to permit Lessor to issue Bonds in compliance with applicable securities laws, Lessee agrees that, upon the request of Lessor, Lessee shall provide to Lessor such information with respect to Lessee as Lessor deems reasonably necessary in order for Lessor to issue Bonds in compliance with the requirements of Rule 15c-2(12) of the Securities and Exchange Commission.

ARTICLE V

CONSTRUCTION, MAINTENANCE AND REPAIR BY LESSEE

Lessee may construct or install at its own expense any equipment, improvements and facilities, and any additions thereto, upon all or any part of the premises hereunder leased to Lessee for its preferential use and may construct or install at its own expense, any equipment, improvements and facilities authorized under Article I hereof upon any Airport property not leased to Lessee for its preferential use at such locations as may be approved by Lessor.  Plans and specifications of any proposed construction or installation of improvements and facilities (including any substantial alteration or addition thereto) shall be submitted to and receive the prior approval of Lessor.  Lessor shall have the right to refuse approval of such plans and specifications if the external appearance of such improvements and facilities does not meet Lessor’s reasonable requirements for substantial uniformity of appearance of improvements and facilities on the Airport, or, if the type or time of construction or installation, or the location thereof does not meet Lessor’s reasonable requirements for safe use of the Airport and appurtenances by other authorized persons.  Lessor may, at its own cost, inspect any such construction or installation.

Lessee shall keep and maintain all premises hereunder leased to Lessee for its preferential use and all such improvements and facilities and additions thereto, whether constructed or installed by it upon premises hereunder leased to it for its preferential use or upon Airport property not leased to it for its preferential use, in good condition and repair, reasonable wear and tear excepted, and damage by fire or other casualty excepted.  Lessee shall not be liable for the repair or restoration of damage to premises hereunder leased where such damage results from fire, structural defect, or other casualty for which Lessor has obtained and there is in effect adequate insurance protection covering such fire or other casualty.  No restriction shall be placed upon Lessee as to the architects, builders or contractors who may be employed by it in connection with any construction, installation, alteration, repair or maintenance of any such equipment, improvements, facilities and additions.

Lessee shall keep such premises leased to Lessee for its preferential use in a sanitary and sightly condition, and shall provide all necessary janitor services with respect thereto.

In the event that Lessee fails to perform for a period of thirty days after written notice from Lessor so to do, any obligation required by this Article V to be performed by Lessee at Lessee’s cost, or fails to correct any construction or installation by it of any equipment, improvements or facilities not completed in accordance with the plans and specifications approved by Lessor within thirty days of Lessor’s notice to Lessee of a deviation from such plans and specifications and request for appropriate changes in such construction and installation, Lessor, upon the expiration of such thirty day period, may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Lessee, charging Lessee the reasonable cost and expense thereof, and Lessee agrees to pay Lessor such charge in addition to any other amounts payable by Lessee hereunder; provided, however, that if Lessee’s failure to perform any such obligation adversely affects or endangers the health or safety of the public or of employees of Lessor, and if Lessor so states in its aforesaid notice to Lessee, Lessor may but shall not be obligated to perform such obligation of Lessee at any time after the giving of such notice and without awaiting the expiration of said thirty day period, and charge to Lessee, and Lessee shall pay, as aforesaid, the reasonable cost and expense of such performance.  If Lessor shall perform any of Lessee’s obligations in accordance with the provisions of this section, Lessor shall not be liable to Lessee for any loss of revenues to Lessee resulting from such performance.

ARTICLE VI

RIGHT OF ENTRY BY LESSOR

Lessor may enter upon the premises now or hereafter leased exclusively or preferentially to Lessee hereunder at any reasonable time for any purpose necessary, incidental to, or connected with the performance of its obligations hereunder, in the exercise of its governmental functions, or in the event of any emergency.

ARTICLE VII

MAINTENANCE, OPERATION AND REPAIR BY LESSOR

A.            Lessor shall operate, maintain and keep in good repair the areas and facilities described in Article I hereof.  Lessor shall keep the Airport free from obstruction, including, without limitation, the clearing and removal of snow, vegetation, stones and other foreign matter from the runways, taxiways, and loading areas and areas immediately adjacent to such runways, taxiways and loading areas, as may be reasonably necessary for the safe, convenient and proper use of the Airport by Lessee, and shall maintain and operate the Airport in all respects in a manner at least equal to the highest standards or ratings issued by the FAA for airports of similar size and character and in accordance with all rules and regulations of the FAA.

Lessor shall provide and supply adequate heat to and air conditioning for the premises hereunder leased to Lessee for its preferential or shared use, and shall provide reasonable illumination and drinking water in the public and passenger space in the South Terminal and the North Terminal and, except as otherwise provided herein, for the areas and facilities adjacent thereto. Lessor shall also provide adequate lighting for the vehicular parking spaces and adequate field lighting on and for the Airport, including, without limiting the generality hereof, boundary lights, landing lights, flood lights and beacons.  Lessor shall also provide all janitor services and other cleaners necessary to keep the vehicular parking spaces and the landing field of the Airport at all times clean, neat, orderly, sanitary and presentable.  The cost of the items required to be provided by Lessor in this paragraph shall be included in O& M Expenses.

Lessor shall provide adequate guards, at such times as may be required by the circumstances, at all parts of the Airport that Lessee is entitled to use jointly and in common with others.

In the event that Lessor fails to perform for a period of thirty days after written notice from Lessee so to do, any obligation required by this Article VII to be performed by Lessor at Lessor’s cost, Lessee, upon the expiration of such thirty day period, may but shall not be obligated to perform such obligation of Lessor and deduct the reasonable cost to Lessee of performing such obligation from any rentals, fees or charges subsequently becoming due from Lessee to Lessor under this Agreement; provided, however, that if Lessor’s failure to perform any such obligation adversely affects or endangers the health or safety of Lessee or of any of any of its employees, agents, passengers, guests, patrons, invitees, or its or their suppliers of materials or furnishers of service or any of its or their property, and if Lessee so states in its aforesaid notice to Lessor, Lessee may but shall not be obligated to perform such obligation of Lessor at any time after the giving of said notice and without awaiting the expiration of said thirty day period, and Lessee may deduct its reasonable costs of performance thereof from any rentals, fees or charges as aforesaid.

Lessor shall have the right to relocate at its cost any equipment, improvements and facilities constructed or installed by Lessee upon the Airport property not leased hereunder to Lessee for its exclusive use or preferential use pursuant to authorization therefor under Article I hereof; provided, however, that such relocation shall be performed in such a manner and at such times as are calculated to reduce to the minimum possible under the circumstances any interference with Lessee’s operations at the Airport, that the relocated equipment, improvements and facilities shall, when completed, be commensurate with the equipment, improvements and facilities existing prior to such relocation.

B.            Notwithstanding the foregoing, Lessor hereby appoints Lessee as Lessor’s agent for the performance of, and Lessee agrees to and undertakes to perform, the Assigned Operations and Maintenance Functions to be performed by Lessor pursuant to this Article VII with respect to the South Terminal, pursuant to the following agreements:

1.             Lessee agrees to perform the Assigned Operations and Maintenance Functions in a manner and to the standards as are established for Lessor in this Article VII.

2.             In the event that Lessee fails to perform, for a period of 30 days after written notice from Lessor so to do, any obligation required by this Article VII to be performed by Lessee at Lessee’s cost, Lessor, upon expiration of such 30 day period, may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Lessee, provided, however, that if Lessee’s failure to perform any such obligation adversely affects, or endangers the health or safety of the public or of employees of Lessor, and if Lessor so states in its aforesaid notice to Lessee, Lessor may, but shall not be obligated to, perform such obligation of Lessee, at any time after the giving of such notice and without awaiting the expiration of said 30 day period.

3.             As required by Article IIIH.1.(b)(iv) above, Lessee shall render a detailed statement for reimbursement of the costs incurred by Lessee in connection with the Assigned Operations and Maintenance Functions undertaken by Lessee under this Article VII within 20 days after the end of each month.  Lessee also shall be entitled to reimbursement from Lessor for any costs incurred by Lessee for salaries and benefits of Lessee’s employees exclusively assigned to the Assigned Operations and Maintenance Functions and who are based at, and spend substantially all of their work time at, the Airport.  Lessor shall be entitled to audit all monthly statements of costs rendered by Lessee, and Lessee will make available to Lessor all of the records supporting such statements.  In lieu of reimbursement payments by Lessor to Lessee of Lessee’s aforesaid costs, Lessee shall be entitled to net the reimbursement amounts against payments due Lessor pursuant to Article III.H.3 above.   All such costs shall be deemed to be South Terminal O&M Expenses, and includible as such for all purposes under this Agreement.

4.             In the performance of the functions undertaken pursuant to this Article VII by contractor or third party forces engaged by Lessee, Lessee shall require payment of wage rates and provision of benefits comparable to the wage rates and benefits paid and provided to workers engaged in similar skilled trades work for building maintenance projects in the Detroit Metropolitan Area.

5.             Lessor shall obtain the concurrence of Lessee for all modifications to the South Terminal that will adversely affect South Terminal building-wide systems or interior building signage.

ARTICLE VIII

UTILITY SERVICES

Lessor shall, directly or by arrangement with appropriate utility companies or suppliers, supply Lessee with electrical current, gas, water, telephone and sewerage facilities.  Lessor shall also supply electrical current to the ramp areas to be used by Lessee in common with others.

ARTICLE IX

SPACE FOR UNITED STATES WEATHER BUREAU, POSTAL SERVICE,
FEDERAL AVIATION ADMINISTRATION, AND EXPRESS AGENCIES

Lessor shall, upon request of such persons or governmental or express agencies make available reasonable and convenient space and facilities at the Airport for the use of the United States Postal Service, or any person required to use such space by regulations thereof, and for the use of an express agency or agencies at a reasonable rental charge to such persons, governmental agency and express agencies; and Lessor shall in like manner make available reasonable and convenient space and facilities at the Airport for the use of the United States Weather Bureau and FAA.

ARTICLE X

AIRLINE CLUBS

Any other provision of this Agreement to the contrary notwithstanding, Lessee shall have the right to operate directly or through a designee, assignee or sub-lessee, member-only club facilities within such appropriate space leased to it in the South Terminal for such purposes, which club facilities shall be authorized to serve food and beverages; provided, however, food and beverages served in such member-only club facilities will be obtained by Lessee from an Airport food concessionaire to the extent that same are available for purchase from an Airport food concessionaire.

ARTICLE XI

RULES AND REGULATIONS

Lessor shall adopt and enforce reasonable rules and regulations and any reasonable amendments thereto, with respect to the use of the Airport, which shall provide for the safety of those using the Airport, and Lessee agrees to observe and obey the same; provided, that such rules and regulations shall be consistent with safety and with rules, regulations and orders of the FAA with respect to aircraft operations at the Airport; and provided further, that such rules and regulations shall not be inconsistent with the procedures prescribed or approved from time to time by the FAA with respect to the operation of Lessee’s aircraft at the Airport.  Lessee shall be given notice of all amendments to rules and regulations as are from time to time adopted by Lessor and no such amendment shall be effective as to Lessee until thirty (30) days after the date of such notice unless Lessor states in said notice that the amendment is of an emergency nature, in which case the amendment shall be immediately effective.

ARTICLE XII

CONTROL OF RATES, FARES OR CHARGES

Lessor shall have no control whatsoever over the rates or charges that Lessee may prescribe for any of its services to, from, through or at the Airport, or between the Airport and Lessee’s ticket offices or other stopping places in the City of Detroit or the County of Wayne, or elsewhere, nor shall Lessor, except to the extent reasonably necessary to prevent physical damage or injuries to persons or property at the Airport, in any manner whatsoever, control the type, design, style, figuration, weight, allowable loads, specifications or means of propulsion of, or use of space on, the aircraft Lessee may operate to and from said Airport, or the point of origin or destination of flights operated by Lessee to or from the Airport.

ARTICLE XIII

DAMAGE OR DESTRUCTION OF PREMISES

Notwithstanding the provisions of Article V as to maintenance and repair of premises by Lessee, if any terminal at the Airport shall be partially damaged by fire, the elements, the public enemy or other casualty but not rendered untenantable, the same shall be repaired with due diligence by Lessor at its own cost and expense.  In case any such terminal is so damaged or destroyed by fire, the elements, the public enemy or other casualty, that it will or does become untenantable, the said building shall be repaired, reconstructed or restored as the case may be, with due diligence by Lessor at its own cost and expense, and the rent payable hereunder with respect to said building shall be paid up to the time of such damage or destruction and shall thenceforth abate until such time as the said building shall be made tenantable.  Lessor shall maintain insurance sufficient to enable it to fulfill its obligations under this Article.

In the event that the Airport or any other premises herein leased are rendered untenantable or unusable because of the condition thereof, there shall be a reasonable and proportionate abatement of the rentals, fees and charges provided for herein during the period that the same are so untenantable or unusable.

ARTICLE XIV

CANCELLATION BY LESSOR

Lessor may cancel this Agreement by giving Lessee sixty (60) days advance written notice to be served as hereinafter provided, upon or after the happening of any one of the following events:

(a)           The filing by Lessee of a voluntary petition in bankruptcy;

(b)           The institution of proceedings in bankruptcy against Lessee and the adjudication of Lessee as a bankrupt pursuant to such proceedings if such adjudication shall remain unvacated or unstayed for a period of at least sixty (60) days;

(c)           The taking by a court of competent jurisdiction of Lessee and its assets pursuant to proceedings brought under the provisions of any Federal reorganization act if the judgment of such court shall remain unvacated or unstayed for a period of at least sixty (60) days;

(d)           The appointment of a receiver of Lessee’s assets if such appointment by a court of competent jurisdiction shall remain unvacated or unstayed for a period of at least sixty (60) days;

(e)           The divestiture of Lessee’s estate herein by other operation of law;

(f)            The abandonment by Lessee of its conduct of Air Transportation at the Airport;

(g)           If the Lessee shall be prevented for a period of sixty (60) days (after exhausting or abandoning all appeals) by any action of any governmental authority, board, agency or officer having jurisdiction thereof from conducting Air Transportation at the Airport unless it is so prevented from conducting Air Transportation, either (1) by reason of the United States or any agency thereof acting directly or indirectly, taking possession of and operating, in whole or in substantial part, the premises and space leased or operated by the Lessee, or premises required for the actual operation of Lessee’s aircraft to and from the Airport, or (2) if all or a substantial part of the premises and space leased by the Lessee shall be acquired in the manner described in Article XXIV hereof;

(h)           The default by Lessee in the performance of any covenant or agreement herein required to be performed by Lessee and the failure of Lessee to remedy such default for a period of sixty (60) days after receipt from Lessor of written notice to remedy the same; provided, however, that no notice of cancellation, as above provided, shall be of any force or effect if Lessee shall have remedied the default prior to receipt of Lessor’s notice of cancellation;

Notwithstanding anything to the contrary herein contained, Lessor shall not have the right to cancel, or give notice of cancellation of, this Agreement solely by reason of Lessee’s failure or refusal to pay any part of the rentals, fees or charges provided for in this Agreement if, within sixty (60) days after such failure or refusal, Lessee shall have given to Lessor a written notice stating that Lessee in good faith predicates such failure or refusal upon either or both of the following: (1) any provision of this Agreement granting to Lessee in specified events a reduction in or abatement of any rentals, fees or charges payable by Lessee to Lessor hereunder, or (2) any provision of this Agreement authorizing Lessee in specified events to deduct from any such rentals, fees or charges, the reasonable cost to Lessee of performing any obligation or obligations required by this Agreement to be performed by Lessor.

No waiver or default by Lessor of any of the terms, covenants or conditions hereof to be performed, kept and observed by Lessee shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessee.  The acceptance of rental by Lessor for any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessee, shall not be deemed a waiver of any right on the part of Lessor to cancel this Agreement for failure by Lessee to so perform, keep or observe any of the terms, covenants or conditions of this Agreement.

ARTICLE XV

CANCELLATION BY LESSEE

Lessee, in addition to any other right of cancellation herein given to Lessee or any other rights to which Lessee may be entitled by law or otherwise, may, so long as Lessee is not in default in any payments to Lessor hereunder, cancel this Agreement by giving Lessor sixty (60) days advance written notice to be served as hereinafter provided, upon or after the happening of any one of the following events:

(a)           The failure or refusal, for reasons beyond the control of Lessee, of the FAA, at any time during the term of this Agreement or any renewal thereof, to permit Lessee to operate into or from the Airport with any type of aircraft which Lessee may be licensed to operate into or from other airports of like size and character and which Lessee may reasonably desire to operate into or from the Airport;

(b)           Issuance by any court of competent jurisdiction of an injunction in any way substantially preventing or restraining the use of the Airport or any part thereof necessary for Lessee’s operations, and the remaining in force of such injunction for a period of at least sixty (60) days at least after Lessor has exhausted or abandoned all appeals;

(c)           The inability of Lessee due to circumstances beyond its control to use, for a period in excess of ninety (90) days, the Airport or to exercise any rights and privileges granted to Lessee hereunder and necessary to its operations because of any law or ordinance, or because of any order, rule, regulation or other action or any non-action of the FAA or any other governmental authority, or, because of earthquake, other casualty (excepting fire) or because of Acts of God or the public enemy;

(d)           The default by Lessor in the performance of any covenant or agreement herein required to be performed by Lessor and the failure of Lessor to remedy such default for a period of ninety (90) days after receipt from Lessee of written notice to remedy the same; provided, however, that no notice of cancellation, as above provided, shall be of any force or effect if Lessor shall have remedied the default prior to receipt of Lessee’s notice of cancellation.

Lessee’s performance of all or any part of this Agreement for or during any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessor, shall not be deemed a waiver of any right on the part of Lessee to cancel this Agreement for failure by Lessor so to perform, keep or otherwise observe any of the terms, covenants, or conditions hereof to be performed, kept and observed by Lessor, or be construed to be or act as a waiver by Lessee of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Lessor.

ARTICLE XVI

SUSPENSION AND ABATEMENT

In the event that Lessor’s operation of the Airport or Lessee’s operation at the Airport should be restricted substantially by action of any court of competent jurisdiction or by action of the federal government or any agency thereof, or by action of the State of Michigan or any agency thereof, then either party hereto shall have the right, upon written notice to the other, to a suspension of this Agreement and an abatement of a just proportion of the services and facilities to be afforded hereunder, or a just proportion of the payments to become due hereunder, from the time of such notice until such restriction shall have been remedied and normal operations restored.  Ascertainment of all matters under this Article shall be determined by agreement or by arbitration as provided in Article XVII hereof.

ARTICLE XVII

ARBITRATION

If any controversy or claim should arise out of, under, or relating to, the provisions of Articles III or XVI of this Agreement, then either party may by notice in writing to the other, submit the controversy or claim to arbitration.  The party desiring such arbitration shall give written notice to that effect to the other party, specifying in said notice the name and address of the person designated to act as arbitrator on its behalf.  Within fifteen (15) days after the service of such notice, the other party shall give written notice to the first party specifying the name and address of the person designated to act as arbitrator on its behalf.  The arbitrators thus appointed shall appoint a third disinterested person of recognized competence in such field, and such three arbitrators shall as promptly as possible determine the controversy or claim.

If the two arbitrators appointed by the parties shall be unable to agree upon the appointment of a third arbitrator within fifteen (15) days after the appointment of the second arbitrator, then within fifteen (15) days thereafter either of the parties upon written notice to the other party, on behalf of both, may request the appointment of a disinterested person of recognized competence in the field involved as the third arbitrator by the then chief judge of the United States District Court for the Eastern District of Michigan, Southern Division, or upon his failure, refusal or inability to act, may request such appointment by the then miscellaneous presiding judge of the Circuit Court (Third Judicial Circuit) of the State of Michigan, County of Wayne, or, upon his failure, refusal or inability to act, may apply to the Circuit Court (Third Judicial Circuit) of the State of Michigan, County of Wayne for the appointment of such third arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. If none of the parties shall so request such appointment of a third arbitrator within fifteen (15) days after the expiration of the period within which the two arbitrators are to appoint a third arbitrator as hereinabove provided, the rights of each party to arbitrate the matter shall be deemed to have been waived and either of the parties may proceed to enforce whatever remedies, legal or otherwise, it may otherwise have.

The decision in which any two of the three arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties.  Each party shall pay the fees and expense of the arbitrator appointed by such party and one-half of the other expense of the arbitration properly incurred hereunder.

Each of the parties hereto agree that if, in the opinion of the other party, any separate agreement is required by law in order to effectuate or enforce the arbitration provisions hereinabove contained, it will execute such separate agreement provided that the same is not inconsistent with the terms and provisions of this Agreement.

ARTICLE XVIII

INDEMNITY

Lessee agrees to indemnify and hold Lessor harmless from and against all liability for injuries to persons or damage to property caused by Lessee’s use and occupancy of or operations at the Airport; provided, however, that Lessee shall not be liable for any injury, damage or loss caused by Lessor’s sole negligence or by the joint negligence of Lessor and any person other than Lessee; and provided further that Lessor shall give to the Lessee prompt and timely notice of any claim made or suit instituted which in any way, directly or indirectly, contingently or otherwise, affects or might affect Lessee, and Lessee shall have the right to compromise and defend the same to the extent of its own interest.

ARTICLE XIX

INSURANCE

Lessee, at its own expense and in its own name, and in Lessor’s name and in the name of the County as additional insureds, as their interests may appear, shall, at all times during the term of this Agreement, maintain and keep in effect the following policies of insurance issued by a financially responsible insurance company or companies authorized to do business in the State of Michigan, insuring Lessee against all liabilities to the public for loss resulting from injury to persons or damage to property arising out of or caused by Lessee’s operations, acts or omissions or those of Lessee’s employees, agents or contractors, subject to the limitations set forth in Article XVIII hereof in respect of Lessor’s negligence:

1.             Commercial General Liability Insurance, which includes coverage for premises and operations, and a contractual liability endorsement covering the obligations assumed by Lessee under Article XVIII, said policy not to include any exclusions from liability other than those exclusions which are a part of the standard, basic, unamended and unendorsed commercial general liability policy and, in addition, shall not contain any exclusion for bodily injury to or sickness, disease or death of any employee of Lessee which would conflict with or in any way impair coverage under the contractual liability endorsement.  Said policy shall provide combined bodily injury and property damage liability insurance with limits of not less than $5,000,000 per person and $10,000,000 per occurrence.

2.             Aviation Public Liability Insurance:

Bodily Injury Liability:

For injury or wrongful death per person	$5,000,000
For injury or wrongful death from any one occurrence	$50,000,000

Property Damage Liability:

For all damages arising out of injury to or destruction of property in any one occurrence	$10,000,000

3.             Workers Compensation Insurance coverage as required by the laws of the State of Michigan and Employer’s Liability Insurance in an amount of not less than $500,000.

4.              All Risk Physical Damage Insurance for 100% of the replacement cost of all insurable fixed improvements located in Lessee’s Preferential South Terminal Space.

Each of the above policies shall provide for at least thirty (30) days advance written notice to Lessor prior to any cancellation, termination, or material modification of the policy or any part thereof.  Promptly upon approval of this Agreement by Lessor’s Board and by the expiration date of any expiring policy, Lessee must deliver to the Contract Compliance Division of Lessor at Detroit Metropolitan Wayne County Airport, L. C. Smith Terminal, Mezzanine Level, Detroit, Michigan 48242, either a certificated copy of each insurance policy required hereunder or a certificate of insurance as evidence of compliance with this section.  If, at any time, any of the policies fail to comply with the provisions of this Section, Lessee shall promptly obtain new policies complying with this Section.  Compliance with this Section is a continuing condition to Lessee’s enjoyment of the rights and privileges granted under this Agreement.  In the event Lessee fails to maintain and keep in force insurance as required herein, Lessee will be deemed in default and, at Lessor’s election, shall forewith cease all operations from and at all terminal space at the Airport, without abatement of rental, until such default is remedied..

ARTICLE XX

QUIET ENJOYMENT

Lessor agrees that on payment of the rentals, fees and charges as herein provided and performance of the covenants and agreements on the part of Lessee to be performed hereunder, Lessee shall peaceably have and enjoy the leased premises and all the rights and privileges of the Airport, its appurtenances and facilities granted herein.

ARTICLE XXI

TITLE TO EQUIPMENT, IMPROVEMENTS
AND FACILITIES ERECTED BY LESSEE

It is agreed that title to any equipment, improvements, and facilities, and any additions thereto, irrespective of whether the same would otherwise become a fixture under Michigan law (including without limitation all buildings, hangars, structures, storage tanks, pipes, pumps, wires, poles, machinery and air-conditioning equipment), constructed or installed by Lessee upon the premises leased hereunder to Lessee for its exclusive or preferential use or upon other Airport property (other than equipment, improvements and facilities financed by Lessor, whether with the proceeds of Bonds, PFCs, Federal funds or otherwise), shall remain the property of Lessee, unless it has at any time during the term of this Agreement by written notice and election, vested title to all or any part thereof in Lessor.  Lessee shall have the right at any time during the term of this agreement, or any renewal or extension hereof, to remove any or all of such equipment, improvements and facilities, provided Lessee is not at any such time in default in its payments to Lessor hereunder and subject further to Lessee’s obligation to repair all damage, if any, reasonable wear and tear excepted, resulting from such removal. If at any time during this Agreement, Lessee has exercised its right to vest title to such equipment, improvements and facilities in Lessor, it shall no longer have the right to remove such property. Lessee agrees to remove said equipment, improvements and facilities at the expiration or other termination of this Agreement irrespective of whether it has exercised its right of election to vest title to the same in Lessor, if so requested by Lessor, and, upon failure so to do, Lessor shall have the right to remove the same and charge to Lessee the actual cost of such removal and restoration of the site to its original condition, ordinary wear and tear excepted. Any such equipment, improvements or facilities not removed by Lessee prior to the expiration or other termination of this Agreement shall thereupon become the property of Lessor.

ARTICLE XXII

SURRENDER OF POSSESSION

Upon the expiration or earlier termination of this Agreement or any renewal hereof, Lessee shall forthwith surrender possession of the premises in as good condition as when received, reasonable wear and tear, damage by flood, fire, earthquake, other casualty, Acts of God or the public enemy, excepted.

ARTICLE XXIII

MINERAL RIGHTS

It is agreed and understood that all water, gas, oil and mineral rights in and under the soil are expressly reserved to Lessor.

ARTICLE XXIV

CONDEMNATION

Upon the acquisition by condemnation or the exercise of the power of eminent domain under any Federal or state statute by the Federal Government, the State of Michigan, or any Federal or state agency or any other person vested with such power, of a temporary or permanent interest in all or any part of the Airport, Lessor and Lessee each shall have the right to appear and file claims for damages, to the extent of their respective interests, in the condemnation or eminent domain proceedings, to participate in any and all hearings, trials and appeals therein, and to receive and retain such amount as they may lawfully be entitled to receive as damages or payment as a result of such acquisition.

ARTICLE XXV

ASSIGNMENT AND SUBLETTING

A.                                   Lessee shall not at any time assign this Agreement or any part hereof, or sublet any premises now or hereafter leased to Lessee, without the consent in writing of Lessor, which consent will not be unreasonably withheld; provided, that the foregoing shall not prevent the assignment of this Agreement to any corporation with which Lessee may merge or consolidate, or which may succeed to the business of Lessee. No such subletting, however, shall release Lessee from its obligations to pay any and all of the rentals, charges, and fees provided or from any other obligation under this Agreement.

B.                                     Except as provided in Article IIIB.2.(b), Lessor shall not at any time assign this Agreement or any part hereof, or pledge, sell, convey, mortgage, encumber, assign or otherwise transfer the Airport or any portion thereof during the term of this Agreement.

ARTICLE XXVI

SUBSIDIARY COMPANIES

The right to use the premises and facilities leased to Lessee under Article I hereof, or which it may subsequently be entitled to use in accordance with the exercise of options pursuant to this Agreement, in the manner specified in such Article and any other Articles of this Agreement, shall be extended to all of Lessee’s subsidiary companies at no additional cost.

ARTICLE XXVII

NOTICES

Notices to Lessor provided for herein shall be sufficient if sent by registered mail, postage prepaid, addressed to Chief Executive Officer, Wayne County Airport Authority, Detroit Metropolitan Wayne County Airport, Detroit, Michigan 48242; and notices to Lessee, if sent by registered mail, postage prepaid, addressed to Lessee at the address set forth on page 1 of this Agreement, Attention: Vice President—Facilities and Airport Affairs, or to such other respective addresses as the parties may designate to each other in writing from time to time.

ARTICLE XXVIII

DEFINITIONS

1.                                       “Activity Fee” shall mean, with respect to each Signatory Airline, the Activity Fee calculated pursuant to its Airport Agreement.

2.                                       “Activity Fee Rate” shall mean the rate established pursuant to Article III.E.2.

3.                                       “Agreement” shall mean this Airport Use and Lease Agreement.

4.                                       “Air Transportation” shall mean the business of transporting natural persons, property, cargo and mail by aircraft.

5.                                       “Airport” shall have the meaning set forth in the first “Whereas” clause of this Agreement.

6.                                       “Airport Agreement” shall mean, collectively, (a) until the end of Fiscal Year 2008, this Agreement and each other airport use and lease agreement with respect to the Airport that is substantially the same as this Agreement, the 2002 Airport Agreement or the Amended and Restated Airport Agreements in effect as of the date of this Agreement with the other Signatory Airlines, except with respect to specific leased premises thereunder, and (b) commencing October 1, 2008, this Agreement and each other airport use and lease agreement with respect to the Airport that is substantially the same as this Agreement, except with respect to specific leased premises thereunder.

7.                                       “Airport Development Fund” shall mean the fund of such name established under the Master Bond Ordinance.

8.                                       “Airport-system” shall mean the Airport and Willow Run Airport.

9.                                       “Approved Maximum Landing Weight” for any aircraft shall mean the maximum landing weight approved by the FAA for landing such aircraft at the Airport.

10.                                 “Assigned Operations and Maintenance Functions” shall mean:  (a) operation and maintenance for all of Lessee’s Preferential South Terminal Space, (b) operation and maintenance (including janitorial services, cleaning and minor repairs) of all of the Shared Use South Terminal Space and public space in the South Terminal and the mechanical equipment therein, (c) the operation and maintenance of all building-wide services, such as heating, cooling, lighting, and electrical services and (d) the maintenance and repairs of the interior and exterior floors, walls, ceilings and roof of the South Terminal. The foregoing notwithstanding, Assigned Operations and Maintenance Functions shall not include: (i) operation of the Shared Use South Terminal Space (including gate allocation and utilization), and FIS Facilities in the South Terminal, (ii) the selection of concessionaires in the South Terminal and operations and maintenance functions to be performed by such concessionaires in the South Terminal, and (iii) police and building security functions in the South Terminal.

11.                                 “Authority Act” shall mean the Public Airport Authority Act, Public Act 90, Michigan Public Acts of 2002.

12.                                 “Authority-Controlled Airline Space” shall mean South Terminal Authority-Controlled Airline Space and North Terminal Authority-Controlled Airline Space.

13.                                 “Authority-Controlled Airline Space Revenues” shall mean revenue received by Lessor for the use of Authority-Controlled Airline Space.

14.                                 “Authority Discretionary Fund” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

15.                                 “Bond Debt Service” shall mean, for any Fiscal Year, all amounts of any nature whatsoever payable during such Fiscal Year under the Master Bond Ordinance into the Bond Fund (including, but not limited to, the Bond Reserve Account), the Junior Lien Bond Fund (including, but not limited to, the Junior Lien Bond Reserve Account), the Operation and Maintenance Reserve Fund and the Renewal and Replacement Fund, any other payment required by Section 604 of the Master Bond Ordinance

(including, but not limited to, amounts required to satisfy debt service coverage requirements), reduced in all cases by an amount equal to any interest payable on Bonds during such Fiscal Year from Bond proceeds.

16.                                 “Bond Fund” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

17.                                 “Bond Ordinance” shall mean Ordinance 319, the Master Bond Ordinance and such ordinances enacted and amended from time to time under which Lessor is authorized to issue Bonds.

18.                                 “Bond Reserve Account” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

19.                                 “Bonds” shall mean bonds issued by the County pursuant to Ordinance 319 prior to the Transfer, bonds, notes and other obligations issued by Lessor pursuant to the Master Bond Ordinance and such other bonds, notes and other obligations that are secured by a pledge of Revenues or net Revenues, on a senior or subordinate lien basis. The term “Bonds” does not include bonds, notes and other obligations secured other than by Revenues and issued under a separate indenture or ordinance the proceeds of which bonds, notes or other obligations are used to finance capital projects at or related to the Airport, such as bonds issued to construct Special Facilities or bonds secured solely by PFC revenue.

20.                                 “Cost Centers” shall mean the South Terminal Cost Center, the North Terminal Cost Center and the Airport Cost Center, which shall be certain areas of the Airport grouped together for the purpose of accounting for Revenues, O&M Expenses and Bond Debt Service. Each such area is a Cost Center.

21.                                 “Cost of the North Terminal” shall mean, for any Fiscal Year, the Cost of the North Terminal calculated for that Fiscal Year pursuant to Article IIIC.2.

22.                                 “Cost of the South Terminal” shall mean, for any Fiscal Year, the Cost of the South Terminal calculated for that Fiscal Year pursuant to Article IIIC.1.

23.                                 “County” shall mean the County of Wayne, Michigan.

24.                                 “Date of Beneficial Occupancy” shall mean, with regard to any terminal facility, the date on which an air transportation company occupies such facility for the operation of its Air Transportation business.

25.                                 “Existing Terminal Facilities” shall mean space, improvements and facilities in the terminals in operation at the Airport prior to February 26, 2002.

26.                                 “FAA” shall mean the Federal Aviation Administration, or any successor agency.

27.                                 “Final Audit” shall have the meaning set forth in Article III.H.5.

28.                                 “FIS Facilities” shall mean that portion of the terminals at the Airport consisting of facilities for the United States Custom Service, the United States Immigration and Naturalization Service, the United States Department of Health and Human Services and the United States Department of Agriculture, and any successor departments or services thereto, for the processing of arriving international passengers.

29.                                 “Fiscal Year” shall mean October 1 of any year through September 30 of the following year or such other fiscal year as Lessor may adopt for the Airport.

30.                                 “International Facilities Use Fees” shall mean the fees for use of FIS Facilities charged pursuant to Article III.F.

31.                                 “June 6, 2001 Weighted Majority Request” shall have the meaning set forth in Exhibit H.

32.                                 “Junior Lien Bond Fund” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

33.                                 “Junior Lien Bond Reserve Account” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

34.                                 “Lessee’s Preferential South Terminal Space” shall have the meaning set forth in Article IB.2.(a).

35.                                 “Majority-in-Interest of the air carriers” shall mean either (i) seventy-five percent (75%) of the Signatory Airlines who together have landed fifty-one percent (51%) of the total landed weight of all such Signatory Airlines during the immediately preceding calendar year (as such weight is reflected by official Airport records), or (ii) fifty-one percent (51%) of the Signatory Airlines who have together landed seventy-five percent (75%) of the total landed weight of all such Signatory Airlines during the immediately preceding calendar year (as such weight is reflected by official Airport records).

36.                                 “Master Bond Ordinance” shall mean that Master Revenue Bond Ordnance adopted by the Authority Board on September 26, 2003, which assumed, amended, restated and superseded Ordinance 319, as the Master Bond Ordinance shall be amended or supplemented from time to time by series ordinances or otherwise.

37.                                 “Mid-Year Projection” shall have the meaning set forth in Article III.H.4.

38.                                 “New Bonds” shall have the meaning set forth in Exhibit H.

39.                                 “North Terminal” shall mean the new north terminal facilities at the Airport planned to be constructed to replace the Smith Terminal and related concourses, provided that references herein to the North Terminal applicable with respect to the period of time prior to the Date of Beneficial Occupancy of such new north terminal facilities shall mean South Terminal and related concourses.

40.                                 “North Terminal Airline Premises” shall mean collectively, the Preferential North Terminal Space and the Shared Use North Terminal Space.

41.                                 “North Terminal Authority-Controlled Airline Space” means certain airline areas in the North Terminal, including but not limited to, holdrooms, ticket counters, baggage claim areas, outbound baggage rooms, international baggage pick-up, and recheck lobbies, which Lessor may from time to time retain under its exclusive control and possession and are not leased to an airline pursuant to an Airport Agreement.

42.                                 “North Terminal Authority-Controlled Airline Space Revenues” shall mean, for any Fiscal Year, revenues received or receivable by Lessor for that Fiscal Year for the use of North Terminal Authority-Controlled Airline Space.

43.                                 “North Terminal Cost Center” shall mean the Cost Center of the same name described in Exhibit J, which includes the land identified as the North Terminal on Exhibit J, and all facilities, equipment and improvements now or hereafter located thereon, including all passenger terminal buildings, connecting structures, passenger walkways and tunnels, concourses, hold areas and federal inspection service facilities, and any additions and improvements thereto, as that land, facilities, equipment and improvements may change from time to time.

44.                                 “North Terminal International Facilities Use Fees” shall mean International Facilities Use Fees for use of the FIS Facilities in the North Terminal.

45.                                 “North Terminal Rental Revenue” shall mean, for any Fiscal Year, rental revenue received or receivable by Lessor for that Fiscal Year for the use of space in the North Terminal, not including Terminal Charges to Signatory Airlines and North Terminal Authority-Controlled Airline Space Revenues.

46.                                 “North Terminal Rentals” shall mean the terminal rentals for Preferential North Terminal Space established pursuant to the Airport Agreements.

47.                                 “North Terminal Rental Rate” shall mean, for any Fiscal Year, the terminal rental rate established as such pursuant to Article IIIC.2.

48.                                 “O&M Expenses” shall mean, for any Fiscal Year, direct and indirect expenses of maintenance, operation and administration of the Airport (including, but not limited to, the South Terminal and the North Terminal) for such Fiscal Year.

49.                                 “Operation and Maintenance Reserve Fund” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

50.                                 “Ordinance 319” shall mean that Amended and Restated Master Airport Revenue Bond Ordinance No. 319 adopted by the County Commission on April 14, 1998, as such ordinance was amended or supplemented from time to time, and which ordinance was assumed, amended, restated and superseded by the Master Bond Ordinance.

51.                                 “Other Available Moneys” shall mean, for any Fiscal Year, the amount of money determined by Lessor’s Chief Financial Officer in concurrence with Lessor’s Chief Executive Officer to be transferred by Lessor for such Fiscal Year from PFCs or other sources other than Revenues to the Bond Fund or the Junior Lien Bond Fund; provided that “Other Available Moneys” shall not include PFCs or other sources other than Revenues deposited in the Revenue Fund for debt service coverage.

52.                                 “Persons” shall mean natural persons, firms, corporations, partnerships, limited liability companies and other legal entities.

53.                                 “PFCs” shall mean passenger facility charges imposed by Lessor or the County pursuant to the Aviation and Safety Capacity Expansion Act of 1990, Pub. L. 101-508, Title IX, Subtitle B, §§ 9110 and 911, recodified as 49 U.S.C. 40117, as amended from time to time, and Part 158 of the Federal Aviation Regulations (14 CFR Part 158), as amended from time to time.

54.                                 “Preferential North Terminal Space” shall mean Preferential Use Premises in the North Terminal.

55.                                 “Preferential South Terminal Space” shall mean Preferential Use Premises in the South Terminal.

56.                                 “Preferential Use Premises” shall mean space, improvements and facilities at the Airport provided to an air carrier on a preferential, non-exclusive manner, e.g., in the manner provided in Article IB.2.(b).

57.                                 “Producer Price Index” shall mean the Producer Price Index/All Commodities published by the United States Department of Labor, Bureau of Labor Statistics (January, 1996 = 100), or if such index is discontinued or otherwise becomes unavailable to the public, the most nearly comparable index published by a recognized financial institution, financial publication or university.

58.                                 “Projection” shall have the meaning set forth in Article IIIH.2.

59.                                 “Renewal and Replacement Fund” shall mean the fund of such name established pursuant to the Master Bond Ordinance.

60.                                 “Rental Rate Change Date” shall mean the later of (a) October 1, 2008, or (b) the first day of the month following the month in which the Date of Beneficial Occupancy of the North Terminal occurs.

61.                                 “Revenues” shall have the meaning for such term set forth in the Master Bond Ordinance.

62.                                 “Revenue Fund” shall mean the fund of such name established under the Master Bond Ordinance.

63.                                 “Revenue Requirement” shall have the meaning set forth in Article IIIE.3.

64.                                 “Series 1998A Bonds” shall have the meaning set forth in Exhibit H.

65.                                 “Shared Use Domestic North Terminal Space” shall mean Shared Use North Terminal Space that is used exclusively for domestic operations.

66.                                 “Shared Use Domestic South Terminal Space” shall mean Shared Use South Terminal Space that is used exclusively for domestic operations.

67.                                 “Shared Use International North Terminal Space” shall mean Shared Use North Terminal Space that is used exclusively for international operations.

68.                                 “Shared Use International South Terminal Space” shall mean Shared Use South Terminal Space that is used exclusively for international operations.

69.                                 “Shared Use North Terminal Space” shall mean Shared Use Premises in the North Terminal.

70.                                 “Shared Use Premises” shall mean space, improvements and facilities at the Airport to be used jointly or in common by air carriers, excluding Authority-Controlled Airline Space and FIS Facilities.

71.                                 “Shared Use South Terminal Space” shall mean Shared Use Premises in the South Terminal.

72.                                 “Shared Use Swing North Terminal Space” shall mean Shared Use North Terminal Space that is used for both domestic and international operations.

73.                                 “Shared Use Swing South Terminal Space” shall mean Shared Use South Terminal Space that is used for both domestic and international operations.

74.                                 “Signatory Airlines” shall mean Lessee and those air carriers who have executed an agreement substantially similar to this Agreement, the 2002 Airport Agreement or the Amended and Restated Airport Agreements with respect to the Airport in effect as of the date of this Agreement (except for the premises leased hereunder or thereunder). After October 1, 2008, in order to be a Signatory Airline, an air carrier must have executed an agreement substantially similar to this Agreement (except for the premises leased thereunder).

75.                                 “South Terminal” shall mean the south terminal facilities at the Airport known as the Edward H. McNamara Terminal, as such facilities are modified from time to time.

76.                                 “South Terminal Airline Premises” shall mean collectively, the Preferential South Terminal Space and the Shared Use South Terminal Space.

77.                                 “South Terminal Authority-Controlled Airline Space” shall mean certain airline areas in the South Terminal, including, but not limited to, holdrooms,

ticket counters, baggage claim areas, outbound baggage rooms, international baggage pick-up, and recheck lobbies, which Lessor may from time to time retain under its exclusive control and possession and are not leased to an airline pursuant to an Airport Agreement.

78.                                 “South Terminal Authority-Controlled Airline Space Revenues” shall mean, for any Fiscal Year, revenues received or receivable by Lessor for that Fiscal Year for the use of South Terminal Authority-Controlled Airline Space.

79.                                 “South Terminal Cost Center” shall mean the Cost Center of the same name described in Exhibit J, which includes the land identified as the South Terminal on Exhibit J, and all facilities, equipment and improvements now or hereafter located thereon, including all passenger terminal buildings, connecting structures, passenger walkways and tunnels, concourses, hold areas and federal inspection service facilities, and any additions and improvements thereto, as that land, facilities, equipment and improvements may change from time to time.

80.                                 “South Terminal International Facilities Use Fees” shall mean International Facilities Use Fees for use of the FIS Facilities in the South Terminal.

81.                                 “South Terminal Rental Revenue” shall mean, for any Fiscal Year, rental revenue received or receivable by Lessor for that Fiscal Year for the use of space in the South Terminal, not including Terminal Charges to Signatory Airlines and South Terminal Authority-Controlled Airline Space Revenues.

82.                                 “South Terminal Rentals” shall mean the terminal rentals for Preferential South Terminal Space established pursuant to the Airport Agreements.

83.                                 “South Terminal Rental Rate” shall mean, for any Fiscal Year, the terminal rental rate set forth for such Fiscal Year in Article IIIC.1.(b), or established as such pursuant to Article IIIC.1.(c), as the case may be.

84.                                 “Special Facilities” shall have the meaning for such term set forth in the Master Bond Ordinance.

85.                                 “2002 Airport Agreement” shall have the meaning set forth in the third “Whereas” clause of this Agreement.

86.                                 “Terminal Charges” shall mean, collectively, Terminal Rentals and Terminal Use Charges.

87.                                 “Terminal Rentals” shall mean, collectively, South Terminal Rentals and North Terminal Rentals.

88.                                 “Terminal Use Charges” shall mean the terminal use charges established pursuant to Article III.D.

89.                                 “Transfer” shall mean the transfer of operational jurisdiction and control of the Airport from the County to Lessor pursuant to the Authority Act.

90.                                 “Weighted Majority” shall mean either (a) Signatory Airlines which, in the aggregate, landed eighty-five percent (85%) or more of the landed weight of all Signatory Airlines for the preceding twelve-month period for which records are available, or (b) all but one of the Signatory Airlines regardless of landed weight.

ARTICLE XXIX

PARAGRAPH HEADINGS

The paragraph headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of this Agreement.

ARTICLE XXX

INVALID PROVISION

In the event any covenant, condition or provision herein contained is held to be invalid by any court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained; provided that the invalidity of any such covenant, condition or provision does not materially prejudice either Lessor or Lessee in its respective rights and obligations contained in the valid covenants, conditions or provisions of this Agreement.

ARTICLE XXXI

SUCCESSORS AND ASSIGNS BOUND BY COVENANTS

All the covenants, stipulations and agreements in this Agreement shall extend to and bind the legal representatives, successors and assigns of the respective parties hereto.

ARTICLE XXXII

RIGHT TO LEASE TO UNITED STATES GOVERNMENT

It is agreed that during time of war or national emergency Lessor shall have the right to lease the landing area or any part thereof to the United States Government for military or naval use, and, if any such lease is executed, the provisions of this instrument insofar as they are inconsistent with the provisions of the lease to the United States Government shall be suspended.

It is agreed that this lease shall be subordinate to the provisions of any existing or future agreement between Lessor and the United States, relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the Airport.

ARTICLE XXXIII

COVENANTS AGAINST DISCRIMINATION

A.                                    COVENANT PURSUANT TO REQUIREMENTS OF THE DEPARTMENT OF TRANSPORTATION:   Lessee, for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land, that (1) no person on the grounds of race, color, national origin or gender shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of facilities at the Airport, (2) that in the construction of any improvements on, over, or under land at the Airport and the furnishing of services thereon, no person on the grounds of race, color, national origin or gender shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, (3) that Lessee shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally-assisted Programs of the Department of Transportation - Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended. In the event of a breach of any of the above non-discrimination covenants, Lessor shall have the right to terminate this agreement and to reenter and repossess said land and the facilities thereon, and hold the same as if said agreement had never been made or issued.

B.                                    EMPLOYMENT:   The parties hereto hereby covenant not to discriminate against an employee or applicant for employment with respect to his or her hire, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment because of his or her age or sex, except where based on a bona fide occupational qualification, or because of his or her race, color, religion, national origin or ancestry, and to require a similar covenant on the part of any sublessee hereunder and any subcontractor employed as a result, or in connection with the exercise of rights granted and/or the performance of obligations assumed under this Agreement.

C.                                    AFFIRMATIVE ACTION PROGRAM:   Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E to assure that no person shall, on the grounds of race, creed, color, national origin or sex, be excluded from participating in or receiving the services or benefits of any program or activity covered by this Subpart. Lessee assures that it will require that its covered suborganizations provide assurances to Lessee that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

D.                                    DISADVANTAGED BUSINESS ENTERPRISE:   Lessee agrees to comply with the following policy and requirements of the Department of Transportation:

1.                                      POLICY.  It is the policy of the Department of Transportation that disadvantaged business enterprises as defined in 49 CFR Part 23 shall have the maximum opportunity to participate in the performance of contracts financed in whole or in part with Federal funds under this Agreement. Consequently the disadvantaged business enterprise requirements of 49 CFR Part 23 and 49 CFR Part 26 apply to this Agreement.

2.                                      DBE OBLIGATION.  (i)  The recipient or its contractor agrees to ensure that disadvantaged business enterprises as defined in 49 CFR Part 23 have the maximum opportunity to participate in the performance of contracts and subcontracts financed in whole or in part with Federal funds provided under this Agreement. In this regard all recipients or contractors shall take all necessary and reasonable steps in accordance with 49 CFR Part 23 and 49 CFR Part 26 to ensure that disadvantaged business enterprises have the maximum opportunity to compete for and perform contracts. Recipients and their contractors shall not discriminate on the basis of race, color, national origin, or sex in the award and performance of Department of Transportation-assisted contracts.

Failure of a contractor or subcontractor to carry out the requirements set forth in 49 CFR Part 23 and 49 CFR Part 26 shall constitute a breach of contract and, after notification of the Department of Transportation, may result in termination of this Agreement or such contracts referenced above by the recipient or such remedy as the recipient deems appropriate.

The definitions set forth in paragraph 23.5 of 49 CFR Part 23 shall apply to the foregoing statements concerning disadvantaged business enterprises.

ARTICLE XXXIV

CONFORMITY OF AGREEMENT

In the event that Lessor shall hereafter enter into any lease, contract or agreement with any other scheduled air transport operator, with respect to the use of the Airport or terminal facilities, containing more favorable terms than this Agreement, or shall hereafter grant to any other scheduled air transport operator, rights or privileges with respect thereto which are not accorded to Lessee hereunder, then the same rights, privileges and more favorable terms shall be concurrently and automatically made available to Lessee.

[Balance of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WAYNE COUNTY AIRPORT AUTHORITY

By:	/s/ Lester W. Robinson
	Its:	CEO

NORTHWEST AIRLINES, INC.

By:	/s/ James M. Greenwald
	Its:	V.P. Facilities & Airport Affairs

EXHIBIT D-1

Protocol for Use of International Gates

McNamara Terminal

This Exhibit D-1 sets forth the utilization procedures for the international gates at the McNamara Terminal, effective until the commencement of the operation of a Federal Inspection Service facility at the new North Terminal.  These procedures will apply to any future international gates at the McNamara Terminal.

The international gates, together with related hold rooms, passenger loading bridges, ramp access and baggage facilities shall be made available for arrivals or departures based on the following priorities.

1.                                       Regularly scheduled international airline service, with existing service having precedence over new service;

2.                                       Regularly scheduled Northwest Airlines domestic service;

3.                                       International charter arrivals, if and for so long as the Federal government prohibits FIS operations at the Berry International Terminal;

4.                                       Irregular or Diversion international arrivals of scheduled airlines;

5.                                       Delayed international charter arrivals when the expected delay for the flight to use the Berry International Terminal will exceed 90 minutes and use of a McNamara Terminal gate will not interfere with the scheduled international or domestic use of that gate.

6.                                       Northwest Airlines domestic irregular and diversion aircraft.

In the event the FAA makes a determination in writing that the foregoing priority of regularly scheduled Northwest domestic service over international charter arrivals if and for so long as the Federal government prohibits FIS operations at the Berry International Terminal would cause the international gates at the McNamara Terminal to cease to be PFC-eligible or would be a non-competitive procedure, Lessor and Lessee shall negotiate in good faith a resolution permitting international charter arrivals to have access to FIS facilities on a basis sufficient to satisfy all applicable governmental requirements, provided that pending such resolution Lessee shall accommodate such international charter arrivals at the McNamara Terminal international gates on a reasonable basis considering the scheduled operations of Lessee.

The following criteria will be used to make the determination that an airline is offering scheduled service.

•                  The international operation of the airline generally has passengers connecting at the Airport on-line, inter-line, or via code share, and the operational need for connecting facilities.

•                  The airline operating the flight is a signatory under the use and lease agreement for the Airport.

•                  The airline holds all necessary governmental approvals to operate international regularly scheduled service.

•                  The airline’s international service is scheduled on a year-round basis or is offered seasonally on an annual basis.

•                  The airline’s schedules are published in the Official Airline Guide and displayed in computer reservation systems, and the fares regularly published by the Airline Tariff Publishing Company.

•                  The airline provides reservation services and creates PNRs (passenger name records) for the flights with its own employees.

International operations that meet these criteria overall shall be considered international regularly scheduled flights for purposes of this protocol.  However, the failure to meet any one or more criteria shall not necessarily preclude the operation from being considered an international regularly scheduled flight.  Lessor’s goal of optimizing overall Airport operating efficiency shall be an important consideration.

Lessor will review with Northwest Airlines and other scheduled international carriers, on an annual (or more frequent) basis, the procedures for scheduling, gate occupancy times, ramp storage locations and penalties for non-compliance.

Exhibit D-2

Protocol for Use of International Facilities at the Airport

This Exhibit D-2 sets forth the utilization procedures for the facilities at the Airport used for international arrivals and departures of aircraft, effective immediately upon the commencement of the operation of a Federal Inspection Service facility at the new North Terminal.

For the purposes of the priorities stated in this Exhibit D-2, Northwest Airlines, Mesaba Airlines, Pinnacle Airlines, KLM Royal Dutch Airlines, Air France, Delta Airlines and Continental Airlines will be deemed to be included in the term “Northwest and its alliance partners”, provided that other airlines may be included in such term in the future if additional airlines become alliance partners of Northwest Airlines.

For the purposes of the priorities stated below, the following terms have the following meanings:

An arrival of an aircraft is a “delayed arrival” if such aircraft is scheduled and it has landed at the Airport and is waiting on the airfield for access to a gate.

An arrival of an aircraft is an “irregular arrival” if such aircraft is scheduled and it has landed at the Airport 60 minutes earlier or later than its scheduled arrival.

An arrival of an aircraft is a “diversion arrival” if such aircraft was planned to arrive at another airport, but for any reason is diverted to the Airport for arrival.

South Terminal

The following sets forth utilization procedures for the gates at the South Terminal that are usable for the international arrivals of aircraft (the “South International Gates”) and related facilities.

The South International Gates, together with related hold rooms, passenger loading bridges, ramp access and baggage facility, shall be available for aircraft arrivals and departures based on the following priorities:

1.               Regularly scheduled international service of Northwest and its alliance partners, with existing service having precedence over new service.

2.               Regularly scheduled international arrivals of all airlines operating at the Airport (other than the arrivals of Northwest and its alliance partners and international charter arrivals) if and for so long as the Federal government prohibits the operation of the North Terminal FIS facility, with existing service having precedence over new service.

3.               Regularly scheduled domestic service of Northwest and its alliance partners.

4.               Delayed, irregular or diversion scheduled international arrivals of Northwest and its alliance partners.

5.               Delayed regularly scheduled international arrivals of all airlines operating at the Airport (other than the arrivals of Northwest and its alliance partners and international charter arrivals), with existing service having precedence over new service, in each case when the expected delay for the arriving flight to use the North Terminal will exceed 90 minutes and the use of a South International Gate by such arriving flight will not interfere with the scheduled use of the gate for international or domestic service of Northwest and its alliance partners.

6.               Delayed, irregular or diversion scheduled domestic arrivals of Northwest and its alliance partners.

7.               Irregular or diversion scheduled international arrivals of all airlines operating at the Airport (other than the arrivals of Northwest and its alliance partners and international charter arrivals).

8.               International charter arrivals, if and for so long as the Federal government prohibits the operation of the North Terminal FIS facility.

9.               Delayed international charter arrivals, in each case when the expected delay for the arriving flight to use the North Terminal will exceed 90 minutes and the use of a South International Gate by such arriving flight will not interfere with the scheduled use of the gate for international or domestic service of Northwest and its alliance partners.

In the event the FAA makes a determination in writing that the foregoing priority of regularly scheduled Northwest domestic service over international charter arrivals if and for so long as the Federal government prohibits the operation of the North Terminal FIS facility would cause the South International Gates to cease to be PFC-eligible or would be a non-competitive procedure, Lessor and Lessee shall negotiate in good faith a resolution permitting international charter arrivals to have access to FIS facilities at the South Terminal on a basis sufficient to satisfy all applicable government requirements, provided that pending such resolution such international charter arrivals shall be accommodated at the South International Gates on a reasonable basis considering the scheduled operations of Lessee.

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North Terminal

The following sets forth utilization procedures for the gates at the North Terminal that are usable for international arrivals of aircraft (the “North Terminal International Gates”) and related facilities.

The North Terminal International Gates, together with related hold rooms, passenger loading bridges, ramp access and baggage facility, shall be made available for aircraft arrivals and departures based on the following priorities:

1.               Regularly scheduled international service of all airlines operating at the Airport (other than Northwest and its alliance partners), with existing service having precedence over new service.

2.               Regularly scheduled international arrivals of Northwest and its alliance partners if and for so long as the Federal government prohibits the operation of the South Terminal FIS facility, with existing service having precedence over new service.

3.               International charter arrivals.

4.               Regularly scheduled domestic service of all airlines operating at the Airport (other than Northwest and its alliance partners).

5.               Delayed, irregular or diversion scheduled international arrivals of all airlines operating at the Airport (other than Northwest and its alliance partners).

6.               Delayed regularly scheduled international arrivals of Northwest and its alliance partners, with existing service having precedence over new service, in each case when the expected delay for the arriving flight to use the South Terminal will exceed 90 minutes and use of a North Terminal International Gate by such arriving flight will not interfere with the scheduled use of the gate for international or domestic service of any airline operating at the Airport (other than Northwest and its alliance partners).

7.               Delayed, irregular or diversion scheduled domestic arrivals of all airlines operating at the Airport (other than Northwest and its alliance partners).

8.               Irregular or diversion scheduled international arrivals of Northwest and its alliance partners.

9.               Delayed, irregular or diversion international charter arrivals.

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The following criteria will be used to make the determination that an airline is offering scheduled service.

•                  The international operation of the airline generally has passengers connecting at the Airport on-line, inter-line, or via code share, and the operational need for connecting facilities.

•                  The airline operating the flight is a signatory under the use and lease agreement for the Airport.

•                  The airline holds all necessary government approvals to operate international regularly scheduled service.

•                  The airline’s international service is scheduled on a year-round basis or is offered seasonally on an annual basis.

•                  The airline’s schedules are published in the Official Airline Guide and displayed in a computer reservation system, and the fares regularly published by the Airline Tariff Publishing Company.

•                  The airline provides reservation services and creates PNRs (passenger name records) for the flights with its own employees.

International operations that meet this criteria overall shall be considered international regularly scheduled flights for purposes of these protocols.  However, the failure to meet any one or more criteria shall not necessarily preclude the operation from being considered an international regularly scheduled flight.  The goal of optimizing overall Airport operating efficiency shall be an important consideration.

Lessor will review with Lessee and other scheduled international carriers, on an annual (or more frequent) basis, the procedures for scheduling, gate occupancy times, ramp storage locations and penalties for non-compliance.

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Exhibit E

Allocation of O&M Expenses, Bond Debt Service and Other Available Moneys

O&M Expenses

Cost Center
North Terminal	South Terminal	Rest of Airport

O&M Expenses attributable to the operations and maintenance of the North Terminal (Preferential, Shared Use, public and Authority controlled airline space), including any passenger bridges and connectors to parking garages as well as immediate curbside. These expenses include, but are not limited to, the following:

•      Costs of janitorial services, cleaning and minor repairs of all North Terminal space and the mechanical equipment therein (including conveyance systems and baggage handling systems)

•      Costs of operation and maintenance of all building-wide services such as heating, cooling. lighting, and electrical services

•      Costs of maintenance and repairs of the interior and exterior floors, walls, ceilings and roof

•      Costs of utilities (includes HVAC, water, sewage, electric, etc.)

•      Property insurance costs

O&M Expenses attributable to the operations and maintenance of the South Terminal (Preferential, Shared Use and public space), including any passenger bridges and connectors to parking garages as well as immediate curbside. These expenses include, but are not limited to, the following:

•      Costs of janitorial services, cleaning and minor repairs of all South Terminal space and the mechanical equipment therein (including conveyance systems and baggage handling systems)

•      Costs of operation and maintenance of all building-wide services such as heating, cooling. lighting, and electrical services

•      Costs of maintenance and repairs of the interior and exterior floors, walls, ceilings and roof

•      Costs of utilities (includes HVAC, water, sewage, electric, etc.)

•      Property insurance costs

O&M Expenses not allocated to either the North Terminal Cost Center or the South Terminal Cost Center. These expenses include, but are not limited to, the following:

•     Payroll and fringe benefit costs of Authority employees

•     Costs associated with all parking garages, lots and facilities

•      All costs associated with Airport access roadways, including Airport signage

•      Shuttle bus costs

•      General Airport costs (i.e. landscaping, insurance not allocated to the North Terminal Cost Center or the South Terminal Cost Center, fire & rescue, etc.)

•      Cost of utilities (including HVAC, water, sewage, electric, etc.) not allocated to the North Terminal Cost Center or the South Terminal Cost Center

•     County chargebacks

•      Cost of capital items procured from O&M budget

•      All airfield costs, including expenses attributable to the North Terminal and South Terminal aprons and taxiways

•      Professional services contracts and costs

 Allocation of O&M Expenses, Bond Debt Service and Other Available Moneys

Bond Debt Service

Cost Center
North Terminal	South Terminal	Rest of Airport

1) Bond Debt Service attributable to Series 1998A Bonds issued for:

•      Existing Terminal Projects

2) Bond Debt Service attributable to New Bonds issued to fund:

•      North Terminal Redevelopment Project (including Bond Debt Service attributable to the North Terminal apron and taxiways, but excluding costs (if any) in connection with removal of abandoned fuel lines associated with the former Davey Terminal apron and any related work, including fuel contamination remediation, required to comply with environmental laws)

•     North Terminal In-Line Explosive Detection System (EDS)

•      Smith Terminal Demolition Project

•      Berry Terminal Demolition Project if funded as part of North Terminal Redevelopment Project

3) Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance North Terminal improvements, additions or other modifications

1) Bond Debt Service attributable to New Bonds and Series 1998A Bonds issued to fund

•      McNamara Terminal Project Phase I and II (excluding Bond Debt Service attributable to the South Employee Parking Lot and Taxiway Q)

•      McNamara Terminal In-Line Explosive Detection System (EDS)

2) Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance South Terminal improvements, additions or other modifications.

1) All outstanding Bond Debt Service attributable to Bonds issued prior to 1998

2) All Bond Debt Service attributable to Series 1998A Bonds issued to fund projects other than the Existing Terminal Projects and the McNamara Terminal Project Phase I

3) All Bond Debt Service attributable to Series 1998B Bonds

4) Bond Debt Service attributable to New Bonds issued to fund:

•      North Terminal Redevelopment Project costs (if any) in connection with removal of abandoned fuel lines associated with the former Davey Terminal apron and any related work, including fuel contamination remediation, required to comply with environmental laws)

•      Taxiway Q Project

•      South Employee Parking Lot Project

•      Noise Mitigation Project

•      Vehicles and Equipment

•      Central Admin Building and Training Complex Project

•      West Airfield Improvements

•      Runway 3L-21R Shoulders Overburden Project

•      Perimeter Fencing and Other Security Enhancements

•      Preliminary Design of Runway 3R/21L Reconstruction and Pavement Management Study

•      Infill Island at Taxiway Y-10

•      Runway 3L/21R Planning

•      Part 150 Study Update

•      Master Plan Update

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• Automated Parking Revenue Management System

5) Bond Debt Service attributable to any Bonds issued in the future (other than New Bonds) to finance Airport capital projects other than improvements, additions or other modifications to the North Terminal or South Terminal.

Bond Debt Service attributable to future capital projects approved by a Weighted Majority shall be allocated as agreed upon in the Weighted Majority approval process.

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Allocation of O&M Expenses, Bond Debt Service and Other Available Moneys

Other Available Moneys

Each Fiscal Year, PFCs required to be used during such Fiscal Year as set forth in Exhibit H shall be allocated to the North Terminal Cost Center, the South Terminal Cost Center and the rest of the Airport as follows:

Cost Center
North Terminal	South Terminal	Rest of Airport

1. Existing Terminal Projects (100% of Series 1998A Bonds PFC eligible Bond Debt Service)

2. North Terminal Redevelopment Project

(100% of New Bonds PFC eligible Bond Debt Service, excluding Bond Debt Service for costs (if any) in connection with removal of abandoned fuel lines associated with the former Davey Terminal apron and any related work, including fuel contamination remediation, required to comply with environmental laws)

3.North Terminal In-Line Explosive Detection System (EDS) (100% of New Bonds PFC eligible Bond Debt Service)

4. Smith Terminal Demolition Project (100% of New Bonds PFC eligible Bond Debt Service

5. Berry Terminal Demolition Project (100% of New Bonds PFC eligible Bond Debt Service) if funded as part of North Terminal Redevelopment Project

1. Midfield Terminal Phase I Project (100% of Series 1998A Bonds PFC eligible Bond Debt Service).

2. Midfield Terminal Phase II Project (excluding South Employee Parking Lot and Taxiway Q)

(100% of New Bonds PFC eligible Bond Debt Service)

3. McNamara Terminal In-Line Explosive Detection System (EDS) (100% of New Bonds PFC eligible Bond Debt Service)

1. Series 1998A Bonds issued to fund Other CIP Projects (77% of Bond Debt Service)

2. Taxiway Q (100% of New Bonds PFC eligible Bond Debt Service)

3. Noise Mitigation Project (100% of New Bonds PFC eligible Bond Debt Service)

4. Vehicles and Equipment (100% of New Bonds PFC eligible Bond Debt Service)

5. West Airfield Improvements (100% of New Bonds PFC eligible Bond Debt Service except with respect to Runway 4/22 elements as set forth in Exhibit H)

6. Runway 3L-21R Shoulders Overburden Project (100% of New Bonds PFC eligible Bond Debt Service)

7. Center Runway Rehabilitation Project/ Runway 3L/21R Planning (100% of New Bonds PFC eligible Bond Debt Service)

8. Runway Surface Monitor System Project (100% of New Bonds PFC eligible Bond Debt Service)

9. Surface Movement Guidance System Lighting Project (100% of New Bonds PFC eligible Bond Debt Service)

10. Third Fire Station ARFF Project (100% of New Bonds PFC eligible Bond Debt Service)

11. Perimeter Fencing and Other Security Enhancements (100% of New Bonds PFC eligible Bond Debt Service)

12. Preliminary Design of Runway 3R/21L Reconstruction and Pavement Management Study (100% of New Bonds PFC eligible Bond Debt Service)

13. Infill Island at Taxiway Y-10 (100% of New Bonds PFC eligible Bond Debt Service)

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14. Part 150 Study (100% of New Bonds PFC eligible Bond Debt Service)

15. Master Plan Update (100% of New Bonds PFC eligible Bond Debt Service)

16. North Terminal Redevelopment Project costs (if any) in connection with removal of abandoned fuel lines associated with the former Davey Terminal apron and any related work, including fuel contamination remediation, required to comply with environmental laws (100% of New Bonds PFC eligible Bond Debt Service)

Federal grant proceeds received from the FAA for 2002 through 2008 pursuant to Lessor’s FAA Letter of Intent as reimbursement for the Runway 4L/22R and related projects and the South Terminal apron and related projects shall be allocated to the rest of the Airport.

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EXHIBIT H

REQUIRED USE OF PFCs

Capital Projects

Lessor must use PFCs to pay the maximum amount (except as set forth below) of PFC-eligible Bond Debt Service on (i) the Bonds designated as Series 1998A (the “Series 1998A Bonds”) and issued to pay the costs of the capital projects listed below under the heading “Series 1998A Bonds”, and (ii) Bonds to be issued to pay the costs of the capital projects listed below under the heading “New Bonds”, including but not limited to the Bonds designated as Series 2002A, Series 2003A and Series 2005 (the “New Bonds”), in each case as described in the Weighted Majority approvals of each of the below listed capital projects as such Weighted Majority approvals are in effect on the date of this Agreement; provided that the requirement to use PFCs to pay the maximum amount of PFC-eligible Bond Debt Service on the New Bonds shall only apply to those New Bonds issued to pay the costs for such capital projects set forth in Lessor’s June 6, 2001 request for Weighted Majority approval of such projects (the “June 6, 2001 Weighted Majority Request”):

A.                                   Series 1998A Bonds

1.                                       McNamara [Midfield] Terminal Project-Phase I

2.                                       Existing Terminal Projects

3.                                       Other CIP Projects (but not more than 77% of total Bond Debt Service attributable to these projects, except for Fiscal Years 2005, 2006 and 2007 in which case the percentage is 100%)

B.                                     New Bonds(1)

1.                                       McNamara [Midfield] Terminal Project-Phase II (excluding the South Employee Parking Lot )

2.                                       North Terminal Redevelopment Project

3.                                       Noise Mitigation Program

4.                                       Vehicles/Equipment

5.                                       West Airfield Improvements (provided that PFCs shall be used to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the Runway 4/22 Construction project element of the West Airfield Improvements only to the extent that the amount of PFCs used for such purpose in any Fiscal Year, when added to the amount of PFCs used in such Fiscal Year to pay PFC-eligible Bond Debt Service on Series 1998A Bonds issued to pay the costs of projects A.1 and A.2 above, does not exceed $40 million)

6.                                       Runway 3L-21R Shoulders/Overburden Project

7.                                       Center Runway (3L/21R) Rehabilitation Project

8.                                       Runway Surface Monitor System Project

9.                                       Surface Movement Guidance System Lighting Project

10.                                 Hold Pad East of 4L

11.                                 Third Fire Station (ARFF)

12.                                 McNamara Terminal In-Line Explosive Detection System

13.                                 North Terminal In-Line Explosive Detection System

14.                                 Perimeter Fencing and Other Security Enhancements

(1) Lessor will use PFCs on a pay-as-you go basis to pay the PFC-eligible coverage requirements on the New Bonds to be issued to pay the costs of projects B.1, B.2, B.3, B.4, B.5, B.6 and B.11.

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15.                                 Preliminary Design of Runway 3R/21L Reconstruction and Pavement Management System

16.                                 Infill Island at Taxiway Y-10

17.                                 Smith Terminal Demolition

18.                                 Berry Terminal Demolition

19.                                 Part 150 Study Update

20.                                 Master Plan Update

Priority Use of Available PFCs

If in any Fiscal Year available PFCs are insufficient to pay as set forth above PFC-eligible Bond Debt Service for such Fiscal Year on the Series 1998A Bonds and the New Bonds issued to pay the costs of the projects listed above, such available PFCs will be used to pay PFC-eligible Bond Debt Service in the following order of priority:

1.             First, to pay PFC-eligible Bond Debt Service on the Series 1998A Bonds issued to pay the costs of projects A.1 and A.2 above, allocated between such projects on a pro rata basis in accordance with the amount of total Bond Debt Service attributable to such projects; provided that the amount of available PFCs used for this purpose in any Fiscal Year shall not exceed the lesser of (a) the PFC revenues received by Lessor in such Fiscal Year that are attributable to a PFC of $3, and (b) $45,996,580;

2.             Second, to pay a maximum of 77% of total Bond Debt Service on the Series 1998A Bonds issued to pay the costs of the projects in A.3 above (except for Fiscal Years 2005, 2006 and 2007 in which case the percentage shall be 100%);

3.             Third, to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the terminal portions of projects B.1 and B.2 above (i.e., excluding the Taxiway Q and apron and other taxiway portions of such projects) and the costs of

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projects B.12 and B.13 above, allocated among such projects on a pro rata basis in accordance with the amount of PFC-eligible Bond Debt Service attributable to the terminal portions of projects B.1 and B.2 and to projects B.12 and B.13 above; and

4.             Fourth, to pay PFC-eligible Bond Debt Service on New Bonds issued to pay the costs of the airfield related portions of projects B.1 through B.6 above ( i.e., projects B.3 through B.6, and the Taxiway Q and apron and other taxiway portions of projects B.1 and B.2), and New Bonds issued to pay the costs of projects B.7 through B.11 and B.14 through B.20 above, allocated between (a) such airfield related portions of projects B.1 through B.6 above on the one hand and (b) projects B.7 through B.11 and B.14 through B.20 above on the other hand on a pro rata basis in accordance with the amount of total Bond Debt Service attributable to (i) the airfield related portions of projects B.1 through B.6 above on the one hand and (ii) projects B.7 through B.11 and B.14 through B.20 above on the other hand.

PFC-eligible Bond Debt Service in any Fiscal Year on any Bonds issued after January 18, 2001 to pay the cost of additional capital projects not identified above may not be paid with PFCs unless (and solely to the extent that) there are remaining available PFCs in such Fiscal Year after available PFCs have been applied in such Fiscal Year to pay all PFC-eligible Bond Debt Service on the Series 1998A Bonds (except for the Series 1998A Bonds issued to pay for the projects in A.3 above, in which case the percentage of PFC-eligible Debt Service to be paid with PFCs is 77%, except for Fiscal Years 2005, 2006 and 2007 in which case the percentage shall be 100%) and on New Bonds issued to pay the capital project costs set forth in the June 6, 2001 Weighted Majority Request (including New Bonds issued to pay the costs of the Runway 4/22 Construction project portion of project B.5 above to the extent set forth in B.5 above) and in Lessor’s December 16, 2004 request for Weighted Majority approval.

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Subject to the priority use of available PFCs as set forth above, Lessor shall use legally available PFCs to pay all interest due prior to October 1, 2008, on New Bonds issued to pay the costs of projects B.1 through B.2 above (including interest on New Bonds issued to pay both PFC-eligible and ineligible portions of such projects).

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EXHIBIT I

INTERNATIONAL FACILITY USE FEE (IFUF) SCHEDULE

Detroit Metropolitan Wayne County Airport

For Operating Years

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Berry Terminal	$3.50	$3.50	$3.50	$3.50	$3.50	n/a	n/a	n/a	n/a	n/a	n/a

McNamara Terminal	$4.50	$4.50	$4.50	$4.50	$4.50	$5.00	$5.00	$5.00	$5.00	$5.00	$5.50

North Terminal	n/a	n/a	n/a	n/a	n/a	$5.00	$5.00	$5.00	$5.00	$5.00	$5.50

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Berry Terminal	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

McNamara Terminal	$5.50	$5.50	$5.50	$5.50	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00

North Terminal	$5.50	$5.50	$5.50	$5.50	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00

	2026	2027	2028	2029	2030	2031	2032
Berry Terminal	n/a	n/a	n/a	n/a	n/a	n/a	n/a

McNamara Terminal	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00

North Terminal	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00	$6.00

NOTE:  International Facility Use Fee represents charge per international deplaning passenger.

Asuming that the Berry Terminal FIS will be closed upon DBO of North Terminal FIS.